Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

VALUECLICK, INC.,

PRICERUNNER HOLDING AB

THE SHAREHOLDERS OF PRICERUNNER AB

AND

SPARK INVESTORS AB

(as Shareholder Agent)

Dated as of August 3, 2004

TABLE OF CONTENTS

ARTICLE I AGREEMENT TO PURCHASE AND SELL SHARES
1.1	Agreement to Purchase and Sell Shares
1.2	Adjustment to Aggregate Initial Consideration
1.3	Establishment of Escrow; Interest and Dividends
1.4	Distribution of the Aggregate Initial Consideration
1.5	Lock-Up of Share Consideration
1.6	Additional Consideration
1.7	Adjustment Events
1.8	Closing

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS 9
2.1	Organization and Qualification; Subsidiaries, Interests and Joint Ventures
2.2	Company Capital Structure
2.3	Subsidiaries
2.4	Authority
2.5	Company Financial Statements; Working Capital Calculations
2.6	No Undisclosed Liabilities
2.7	No Changes
2.8	Tax and Other Returns and Reports
2.9	Restrictions on Business Activities
2.10	Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment
2.11	Intellectual Property
2.12	Agreements, Contracts and Commitments
2.13	Interested Party Transactions
2.14	Company Authorizations
2.15	Litigation
2.16	Accounts Receivable
2.17	Records
2.18	Environmental Matters
2.19	Brokers’ and Finders’ Fees; Third Party Expenses
2.20	Employee Benefit Plans
2.21	Compliance with Laws
2.22	Warranties; Indemnities
2.23	Software Development Agreements
2.24	Representations Complete
2.25	Insurance
2.26	Certain Business Practices
2.27	Complete Copies of Materials
2.28	Customers and Suppliers
2.29	Export Control Laws

i

2.30	Banks and Brokerage Accounts
2.31	Takeover Statutes
2.32	Internal Controls
2.33	Due Authorization of Shareholders
2.34	Title to Shares
2.35	Litigation Regarding Shareholders
2.36.	Representations Regarding Parent Shares

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
3.1	Organization, Standing and Power
3.2	Authority
3.3	No Conflicts
3.4	SEC Reports; Financial Statements
3.5	No Prior Activities
3.6	Brokers’ and Finders’ Fees

ARTICLE IV CONDUCT PRIOR TO THE CLOSING
4.1	Conduct of Business of the Company
4.2	Negative Covenants
4.3	No Solicitation

ARTICLE V ADDITIONAL AGREEMENTS
5.1	Access to Information; Cooperation
5.2	Confidentiality
5.3	Public Disclosure
5.4	Consents
5.5	Reasonable Efforts
5.6	Notification of Certain Matters
5.7.	Release
5.8.	Director Discharge
5.9.	Preemptive Rights

ARTICLE VI CONDITIONS TO THE CLOSING
6.1	Conditions to Obligations of Each Party
6.2	Additional Conditions to Obligation of the Shareholders
6.3	Additional Conditions to the Obligations of Parent and Purchaser

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION AND ESCROW
7.1	Survival of Representations and Warranties
7.2	Indemnity and Escrow Arrangements

ARTICLE VIII TERMINATION, EXPENSES, AMENDMENT AND WAIVER
8.1	Termination
8.2	Effect of Termination
8.3	Fees and Expenses
8.4	Amendment
8.5	Extension; Waiver

ARTICLE IX GENERAL PROVISIONS
9.1	Notices
9.2	Interpretation
9.3	Counterparts
9.4	Entire Agreement; Assignment
9.5	Severability
9.6	Remedies; Exercise of Rights
9.7	Governing Law
9.8	Jurisdiction and Venue; Attorney’s Fees
9.9	Specific Performance
9.10	Rules of Construction
9.11	Parent Guarantee

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Employment Agreement
Exhibit B	Form of Warranty Escrow Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Index of Due Diligence Material

INDEX OF SCHEDULES

Schedule	Description
I	Shareholders of the Company
II	Allocation of Aggregate Initial Consideration
III	Preliminary Working Capital Estimate
1.2	Certain Transaction Expenses
1.6(c)(ii)	2004/2005 Budget
2.1	Subsidiaries and Jurisdictions
2.2	Company Capital Structure
2.5	Company Financials
2.6	No Undisclosed Liabilities
2.7	No Changes
2.8	Tax and Other Returns and Reports
2.9	Restrictions on Business Activities
2.10	Title to Properties
2.11	Intellectual Property
2.12	Material Contracts
2.13	Interested Party Transactions
2.14	Company Authorizations
2.15	Litigation
2.16	Accounts Receivable
2.19	Fees and Third Party Expenses
2.20	Employee Benefit Plans
2.21	Compliance with Laws
2.22	Warranty Obligations
2.25	Insurance
2.28	Customers and Suppliers
2.30	Banks and Brokerage Accounts

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of August 3, 2004 by and among ValueClick, Inc., a Delaware corporation (“Parent”), Pricerunner Holding AB, a Swedish corporation with registration no. 556656-3820 and a wholly-owned subsidiary of Parent (“Purchaser”), the Shareholders (as defined below) of Pricerunner AB, a Swedish corporation with registration no. 556566-7796 (the “Company”), and Spark Investors AB, in its capacity as Shareholder Agent (as defined in Section 7.2(h)).

RECITALS

A.            Parent wishes to acquire the Company and wishes to effect the acquisition through Purchaser.

B.            Purchaser desires to purchase from the shareholders of the Company included on the signature pages hereto and listed on Schedule I hereto (each a “Shareholder” and collectively, the “Shareholders”), and the Shareholders desire to sell to Purchaser the Company’s shares held by such Shareholders (collectively, the “Shares”) in exchange for cash and stock consideration as provided below.

C.            The Shares owned by the Shareholders as listed on Schedule I represent 100% of the Company’s fully diluted equity securities.

D.            Parent, Purchaser and the Shareholders desire to make certain representations and warranties and other agreements in connection with the transactions contemplated hereby.

E.             In recognition of the consideration receivable pursuant to the Agreement and in connection with the purchase of all their respective Shares, certain individuals have agreed to enter into employment agreements with non-competition provisions with Parent and Purchaser substantially in the form of Exhibit A attached hereto (the “Employment Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL SHARES

1.1           Agreement to Purchase and Sell Shares.  Subject to the terms and conditions hereof, the Shareholders agree to sell to Purchaser, and Purchaser agrees to purchase from the Shareholders, the Shares, which represent 100% of the fully-diluted equity of the Company, for (a) an aggregate purchase price (the “Purchase Price”) of U.S.$30,000,000, which, as initially adjusted pursuant to Section 1.2(b), shall consist of (i) cash consideration (the “Cash

Consideration”) in the amount of U.S.$26,715,385 and (ii) 263,467 shares of Parent’s common stock, par value $0.001 per share (the “Parent Shares”), as determined by dividing (A) U.S.$2,709,630 by (B) the Average Closing Price (the “Share Consideration”) and (b) the Additional Consideration (as defined below), if any.  The Share Consideration and Cash Consideration, subject to further adjustment as provided in Section 1.2(d) (such amount, as adjusted, the “Aggregate Initial Consideration”), shall be allocated to the Shareholders and paid to the Shareholders and into the Warranty Escrow Fund (as defined below) as provided on Schedule II attached hereto.  For purposes of this Agreement, the “Average Closing Price” means $10.28.

1.2           Adjustment to Aggregate Initial Consideration.

(a)           The amount of Aggregate Initial Consideration paid to the Shareholders shall be subject to downward adjustment, on a dollar for dollar basis, to the extent that Working Capital is less than SEK 27 million as of the Closing Date.  For purposes of this Agreement, “Working Capital” is defined as (i) total current assets (as defined under accounting principles generally accepted in the United States (“U.S. GAAP”)) of the Company and its subsidiaries on a combined basis, less (ii) the sum of (A) total liabilities (as defined under U.S. GAAP) of the Company and its subsidiaries on a combined basis, (B) all fees, costs and expenses incurred by the Company or the Shareholders, including legal fees, financial advisor fees, including, without limitation, the type described in Section 2.19, employee bonuses and severance benefits, in connection with the negotiation of this Agreement or the transactions contemplated hereby, as set forth on Schedule 1.2, (C) costs associated with an incentive scheme for employees of the Company in an amount set forth on Schedule 1.2 and (D) all of the fees, costs and expenses associated with preparing and filing any Tax Returns (as defined in Section 2.8) not timely filed prior to the Closing Date and paying any Pre-Closing Taxes (as defined in Section 7.2(l)) (including, in each case, accountant’s and attorney’s fees and the amount of any required payments for Pre-Closing Taxes, any penalties and any interest thereon).  With respect to Schedule 1.2, for purposes of the Preliminary Working Capital Estimate, such schedule shall be estimated by the Company, but, for purposes of the Working Capital Statement, the Company shall provide Parent with a final Schedule 1.2 no later than five days after the Closing Date.

(b)           The Company has prepared and delivered to Parent prior to the Closing an estimate of the Working Capital as of June 30, 2004 (using the items described in clauses (B) and (C) of Section 1.2(a) as reflected on the preliminary Schedule 1.2), as set forth in Schedule III (the “Preliminary Working Capital Estimate”).  The Parties have agreed that the Preliminary Working Capital Estimate is SEK 22,597,285.  The Aggregate Initial Consideration payable to the Shareholders pursuant to Section 1.1 has been reduced by U.S.$574,985, on a dollar for dollar basis by the difference between SEK 27 million and such Preliminary Working Capital Estimate.

(c)           Within 30 days after the Closing, Parent shall calculate at Parent’s expense and deliver to the Shareholder Agent a report (the “Working Capital Statement”) which shall include a calculation of the Working Capital as of the Closing Date.  The Working Capital Statement shall be signed by an executive officer of Parent and shall not be subject to revision or modification, except as provided immediately below.  The Shareholder Agent shall be entitled to inspect the books and records of the Company and its subsidiaries upon which the calculations reflected in the Working Capital Statement were made and any and all other books and records of the Company and its subsidiaries which may be of relevance to the Working Capital Statement and the determination of the Working Capital (the “Relevant Working Capital Records”), by providing written notice to Parent of such request within five Business Days (as defined below) after the Working Capital Statement has been received by the Shareholder Agent.  If the Shareholder Agent does not deliver such a written request within such five Business Day period, the calculations and facts set forth in the Working Capital Statement shall be deemed irrevocably approved by the Shareholder Agent and shall be conclusive and binding upon the Shareholder Agent and each Shareholder.  If the Shareholder Agent does deliver a written inspection request within five Business Days after the Working Capital Statement is delivered, Purchaser shall cause the Company to provide reasonable access to the Relevant Working Capital Records during normal business hours no later than five Business Days after the Shareholder Agent delivers the written inspection request.  The Shareholder Agent shall have a period of fifteen Business Days (as defined below) after the date access to the Relevant Working Capital Records is given to review and analyze the same, and within five Business Days after the end of such fifteen Business Day inspection period shall give Parent written notice describing in reasonable detail the nature and amount of any purported differences between the amounts and facts reflected in the Working Capital Statement and those determined in good faith through the Shareholder Agent’s review.  If the Shareholder Agent fails to give proper written notice to Parent of any purported differences within the required period, the calculations and facts set forth in the Working Capital Statement shall be deemed irrevocably and unconditionally approved by the Shareholder Agent and shall be conclusive and binding upon the Shareholder Agent and each Shareholder.  If the Shareholder Agent does provide written notice of purported differences within the required period, the Shareholder Agent and an authorized representative of Parent shall promptly seek in good faith to resolve any purported differences and agree to the appropriate amount of Additional Consideration payable to the Shareholders.  If the parties are unable to come to a good faith resolution within fifteen Business Days after commencing such good faith discussions, either Parent or the Shareholder Agent may commence an arbitration in accordance with Section 9.8 to resolve the issue.  The Working Capital as of the Closing as finally determined pursuant to this Section 1.2(c) shall be referred to herein as the “Final Working Capital.”

(d)           To the extent that the Final Working Capital is less than the Preliminary Working Capital Estimate, the Aggregate Initial Consideration payable to the Shareholders pursuant to Section 1.1 shall be reduced on a dollar for dollar basis by such shortfall and Parent shall be entitled to withdraw such shortfall from the Warranty Escrow Fund pursuant to a joint written instruction executed by Parent and the Shareholder Agent.  To the extent that the Final Working Capital is greater than the Preliminary Working Capital Estimate, the Aggregate Initial Consideration payable to the Shareholders pursuant to Section 1.1 shall be increased on a dollar for dollar basis by an amount equal to difference between the Preliminary Working Capital Estimate and the Final Working Capital (provided that for the purposes of the calculation of such difference, if the Final Working Capital is greater than SEK 27 million, such Final Working Capital shall be deemed to be SEK 27 million) and, within five Business Days after the final determination of Final Working Capital, Parent shall pay by wire transfer of immediately available funds in U.S. Dollars the amount of such difference to the Consideration Escrow Agent (as defined below) for distribution to the Shareholders.

(e)           Parent agrees to (i) satisfy any and all expenses set forth on the final Schedule 1.2 on behalf of the Company or the Shareholders, as the case may be, following the Closing Date and (ii) use the amount of costs allocated to the incentive scheme for employees of the Company set forth on the final Schedule 1.2 for such incentive scheme following the Closing Date.

1.3           Establishment of Escrow; Interest and Dividends.

(a)           On the Closing Date, on behalf of the Shareholders, Purchaser shall deposit into a general escrow account established pursuant to Article VII below (the “Warranty Escrow Fund”) a portion of the Aggregate Initial Consideration in an amount equal to U.S$4,413,752 in the aggregate, of which U.S$4,007,308 shall be in cash and U.S.$406,444 shall be in Parent Shares from the Share Consideration, or 39,520 Parent Shares (such cash and Parent Shares, as from time to time in the Warrant Escrow Fund, the “Escrow Amount”).  The Escrow Amount, and any interest earned thereon shall be maintained in a separate account and disbursed as provided in the Escrow Agreement attached hereto as Exhibit B (the “Warranty Escrow Agreement”) and in Article VII of this Agreement.  The portion of the Escrow Amount deposited on behalf of each Shareholder shall be in proportion to the percentage of the Aggregate Initial Consideration ultimately received by each such Shareholder (such respective percentages, the “Proportionate Interests”).  For purposes of determining the value of any Parent Shares included in the Warranty Escrow Fund, each such share shall be deemed to have a value equal to the Average Closing Price.

(b)           Any interest accruing on the Escrow Amount shall be held in the Warranty Escrow Fund and available to cover claims for Losses until distributed upon termination of the Warranty Escrow Fund, as provided in Article VII.  Any such interest shall be distributed to Parent (to the extent earned or paid with respect to cash in the Warranty Escrow Fund distributed to Parent to cover Losses pursuant to Article VII) or based on the Proportionate Interests to the Shareholders (to the extent earned or paid with respect to cash ultimately distributed to such Shareholders upon termination of the Warranty Escrow Fund), such that any interest earned on any cash in the Warranty Escrow Fund generally follows the ultimate recipient of the cash on which such interest was earned.

1.4           Distribution of the Aggregate Initial Consideration.

(a)           At the Closing, each Shareholder shall deliver to Purchaser certificates (“Certificates”) representing all Shares held by such Shareholder, duly endorsed in blank.  Upon surrender of such Certificates to Purchaser and concurrently with the deposit of a portion of the Aggregate Initial Consideration into the Escrow Fund as provided in Section 1.3, on the Closing Date, Purchaser shall (i) pay by wire transfer of immediately available funds an aggregate of U.S.$22,708,078, which will be distributed on behalf of the Shareholders to Skandinaviska Enskilda Banken AB (publ.), a bank duly incorporated and organized under the laws of Sweden, as the Shareholder’s escrow agent (the “Consideration Escrow Agent”) and the Shareholders as

set forth on Schedule II and (ii) deliver, or cause to be delivered, to the Consideration Escrow Agent and the Shareholders as set forth on Schedule II certificates representing 223,947 Parent Shares.  Through the timely execution of such payment and delivery in accordance with Schedule II, and the payments into the Warranty Escrow Fund pursuant to Section 1.3(a), Purchaser will be deemed to have fulfilled its obligation as regards payment of Aggregate Initial Consideration and the Purchaser and Parent shall have no obligation or liability whatsoever for the allocation of the Aggregate Initial Consideration among the Shareholders.

(b)           The Shareholders shall, on or before the Closing Date, enter into an escrow agreement pursuant to which the Consideration Escrow Agent shall keep the deposited amount in an interest bearing clients’ funds account on behalf of the Shareholders, to be paid out only upon either (i) a joint request in writing from the Shareholders or (ii) a request in writing from any Shareholder, if supported by final judgment or arbitration award binding upon the relevant parties, as set forth in the escrow agreement.  The Purchaser and Parent shall have no rights or obligations in relation to such escrow agreement or the Consideration Escrow Agent.

(c)           Each Shareholder by executing and delivering this Agreement hereby irrevocably acknowledges and agrees that upon the payment of any Aggregate Initial Consideration to the Consideration Escrow Agent and the Shareholders as set forth on Schedule II, none of Parent, Purchaser, the Company or any of their affiliates shall have any further liability or obligation to any Shareholder with respect to such Aggregate Initial Consideration.  Each Shareholder acknowledges and agrees that he, she or it will not raise any claim regarding any alleged failure of Parent or Purchaser to pay the Aggregate Initial Consideration; provided that the Aggregate Initial Consideration has been paid by Purchaser pursuant to Section 1.3(a) and Section 1.4(a).  In the event that any Shareholder should raise such a claim against Parent or Purchaser, the Shareholders hereby agree, jointly and severally, to indemnify and hold harmless Parent and Purchaser from such unpermitted claim and to promptly defend Parent and Purchaser against any action for which Parent and Purchaser have been so indemnified and pay all Losses (as defined below) as well as other reasonable compensation due to such claim raised or action brought against Parent or Purchaser.

1.5           Lock-Up of Share Consideration.  Each Shareholder receiving Share Consideration shall execute and deliver to Purchaser and Parent a lock-up agreement in the form attached hereto as Exhibit C with respect to all Parent Shares received by such Shareholder.

1.6           Additional Consideration.

(a)           As additional consideration for the Shares, with respect to the fiscal year of the Company ending on April 30, 2005, Purchaser shall, subject to the provisions of Section 1.6(d), distribute to the Consideration Escrow Agent on the Distribution Date (as defined below) cash and Parent Shares equal to the Additional Consideration, if any.  The cash and Parent Shares that comprise the Additional Consideration shall be in the same proportion as the Cash Consideration and Share Consideration pursuant to Section 1.1 and the number of Parent Shares comprising Additional Consideration, to be distributed to the same Shareholders initially receiving Share Consideration, shall be determined by dividing (A) the dollar value of the portion of the Aggregate Consideration to be paid in Parent Shares by (B) the weighted average closing price of Parent Shares over the five consecutive trading days up to and including the trading day immediately preceding the Distribution Date, but in no event less than $9.50.  The cash and Parent Shares comprising the Additional Consideration shall be allocated to the Shareholders and paid to the Consideration Escrow Agent, the Shareholders and into the Warranty Escrow Fund in the same proportions as provided on Schedule II attached hereto with respect to the Aggregate Initial Consideration.  The Parent Shares that comprise the Additional Consideration shall be paid to the Shareholders for, and be allocated to, the same Shares as the Share Consideration.  For the purposes of this Agreement, “Additional Consideration” shall mean:

(i)            an amount expressed in United Stated Dollars equal to (A) U.S.$1.00 (One United States Dollar) multiplied by (B) the number determined by dividing (1) the amount, if any, of EBITDA (as defined below) of the Company and its subsidiaries taken as a whole for the fiscal year ending April 30, 2005 in excess of SEK 24.4 million by (2) SEK 2.033; provided, that such amount shall in any event be limited to a maximum of U.S.$3,000,000; plus

(ii)           the lesser of (A) an amount expressed in United States Dollars equal to (1) U.S.$1.00 (One United States Dollar) multiplied by (2) the number determined by dividing (x) the amount, if any, of EBITDA of the Company and its subsidiaries taken as a whole for the fiscal year ending April 30, 2005 in excess of SEK 24.4 million by (y) SEK 2.033 or (B) an amount expressed in United States Dollars equal to (1) U.S.$1.00 (One United States Dollar) multiplied by (2) the number determined by dividing (x) the amount, if any, of Revenues (as defined below) of the Company for the twelve months ended April 30, 2005 in excess of SEK 84.4 million by (y) SEK 7.033; provided, that such amount shall in any event be limited to a maximum of U.S.$3,000,000.

(b)           For the purposes of this Agreement (i) “EBITDA” shall mean earnings before interest, taxes on income, depreciation and amortization as determined in accordance with U.S. GAAP and (ii) “Revenues” shall mean revenues as determined in accordance with U.S. GAAP.

(c)           Each of Parent and Purchaser agrees that, for the period following the Closing through April 30, 2005 (i) it will not take any action to change or affect the cash funding requirements in the 2004/2005 budget attached hereto as Schedule 1.6(c)(ii) and (ii) in determining EBITDA and Revenues, the Company will be treated as a separate business unit, and any charges or expenses of Parent or Purchaser not related to, or reasonably necessary for, the operation of the Company will be excluded.  In addition, Parent and Purchaser agree to (A) act in good faith in the operation of the business of the Company and its subsidiaries after the Closing through April 30, 2005 with respect to the ability of the Company to maximize EBITDA and grow Revenues and (B) notify the Shareholder Agent of any change to the accounting policies of the Company and its subsidiaries during the period until the Statement (as defined below) has been prepared.

(d)           Notwithstanding the foregoing, on the Distribution Date, on behalf of the Shareholders, Purchaser shall deposit into the Warranty Escrow Fund an amount equal to 15% of the Additional Consideration, in cash and Parent Shares on a pro rata basis, which shall be added to the Escrow Amount for all purposes under this Agreement and shall be disbursed as provided in Article VII.

(e)           Within 60 days after the end of the Company’s fiscal year ending April 30, 2005, Parent shall calculate at Parent’s expense and deliver to the Shareholder Agent a report (the “Statement”) which shall include (i) the audited income statement of the Company and its subsidiaries for the fiscal year ending April 30, 2005, (ii) a calculation of the amount of Additional Consideration, if any, resulting therefrom and (iii) a detailed description of any special adjustments or extraordinary items that affected the Additional Consideration calculation, if any.  The Statement shall be signed by an executive officer of Parent and shall not be subject to revision or modification, except as provided immediately below.  The Shareholder Agent shall be entitled to inspect the books and records of the Company and its subsidiaries upon which the calculations reflected in the Statement were made and any and all other books and records of the Company and its subsidiaries which may be of relevance to the Statement and the determination of the EBITDA and Revenues of the Company and its subsidiaries on a combined basis (the “Relevant Books and Records”), by providing written notice to Parent of such request within five Business Days (as defined below) after the Statement is delivered.  If the Shareholder Agent does not deliver such a written request within such five Business Day period, the calculations and facts set forth in the Statement shall be deemed irrevocably approved by the Shareholder Agent and shall be conclusive and binding upon the Shareholder Agent and each Shareholder.  If the Shareholder Agent does deliver a written inspection request within five Business Days after the Statement is received by the Shareholder Agent, Purchase shall cause the Company to provide reasonable access to the Relevant Books and Records during normal business hours no later than two Business Days after the Shareholder Agent delivers the written inspection request.  The Shareholder Agent shall have a period of five Business Days (as defined below) after the date access to the Relevant Books and Records is given to review and analyze the same, and within five Business Days after the end of such five Business Day inspection period shall give Parent written notice describing in reasonable detail the nature and amount of any purported differences between the amounts and facts reflected in the Statement and those determined in good faith through the Shareholder Agent’s review.  If the Shareholder Agent fails to give proper written notice to Parent of any purported differences within the required period, the calculations and facts set forth in the Statement shall be deemed irrevocably and unconditionally approved by the Shareholder Agent and shall be conclusive and binding upon the Shareholder Agent and each Shareholder.  If the Shareholder Agent does provide written notice of purported differences within the required period, the Shareholder Agent and an authorized representative of Parent shall promptly seek in good faith to resolve any purported differences and agree to the appropriate amount of Additional Consideration payable to the Shareholders.  If the parties are unable to come to a good faith resolution within five Business Days after commencing such good faith discussions, either Parent or the Shareholder Agent may commence an arbitration in accordance with Section 9.8 to resolve the issue.  Parent shall be entitled to withhold such portion of the Additional Consideration subject to the Statement in dispute during the pendency of any dispute relating thereto and shall be entitled to deposit into the Warranty Escrow Fund an amount equal to 15% of the Additional Consideration, as determined by Parent and set forth in the Statement, which shall be added to the Escrow Amount for all purposes under this Agreement and shall be disbursed as provided in Article VII.  Any Additional Consideration shall be paid by

Parent within ten Business Days after the earlier of (i) the date that the Shareholder Agent approves, or is deemed to approve, the Statement and (ii) the date that any differences properly asserted by the Shareholder Agent are resolved (whether through good faith discussions, through a legal action not subject to appeal or other means mutually agreed by the parties) (such date, the “Distribution Date”).

(f)            Each Shareholder by executing and delivering this Agreement hereby irrevocably acknowledges and agrees that upon the final payment of any Additional Consideration to the Consideration Escrow Agent, none of Parent, Purchaser, the Company or any of their affiliates shall have any further liability or obligation to any Shareholder with respect to such Additional Consideration.  The rights of each Shareholder to receive any Additional Consideration are personal to such Shareholder and may not, except for between the Shareholders, be sold, pledged, hypothecated or otherwise transferred (and no participation or other rights may be granted therein), other than by will or the laws of descent or distribution or any general pledge or encumbrance of assets of a Shareholders (such as a floating charge) or with the consent of Parent (not to be unreasonably withheld).  Any attempted sale, pledge, hypothecation or other transfer (and any participation or grant of rights) in violation of this provision shall be null and void ab initio.

(g)           From the Closing Date through April 30, 2005, Parent shall cause the Company to furnish to the Shareholder Agent, within two Business Days following preparation thereof (and in any event within thirty calendar days after the end of each fiscal quarter), an unaudited balance sheet and unaudited income statement as of the end of such quarter.  The foregoing shall be in accordance with the books and records of the Company and its subsidiaries and shall fairly present the financial position of the Company and its subsidiaries as of the last day of the period then ended and for the period then ended.

1.7           Adjustment Events.  If, between the date of this Agreement and the Closing Date, the outstanding Parent Shares shall have been changed into or exchanged for a different number of shares or kind of shares of Parent or another corporation or entity by reason of any reclassification, split-up, stock dividend or any arrangement, amalgamation or similar statutory procedure (an “Adjustment Event”), then the Share Consideration shall be reasonably and equitably adjusted.  If the record date for any such Adjustment Event shall be prior to the Closing Date, as applicable, but the payment date therefor shall be subsequent to the Closing Date, as applicable, Parent shall take such action as shall be required so that on such payment date the applicable Shareholders shall be entitled to receive such number or kind of shares as such holder would have received as a result of such event if the record date therefor had been immediately after the Closing Date.

1.8           Closing.

(a)           Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Advokatfirman Vinge, Smålandsgatan 20, Stockholm, Sweden as promptly as practicable following the satisfaction or valid waiver of the conditions set forth in Article VI, unless another place or time is agreed in writing by Parent and the Shareholder Agent.  The date the Closing actually occurs is referred to as the “Closing Date.”

(b)           At the Closing:  (a) Parent and Purchaser shall deliver to the Shareholders the various certificates, instruments and documents and take the actions referenced in Section 6.2 and (b) the Shareholders shall deliver or shall cause the Company to deliver to Parent and Purchaser the various certificates, instruments and documents and take the actions referenced in Section 6.3.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders hereby jointly and severally represent and warrant to Parent and Purchaser as of the date hereof and as of the Closing Date as follows in Section 2.1 through Section 2.32.  Each of the representations and warranties in Section 2.1 through Section 2.36 shall be subject to the exceptions and information in the disclosure schedules attached hereto supplied by the Shareholders to Parent and Purchaser relating to representations and warranties in specific sections of this Agreement (the “Company Schedule”).  Further, the Shareholders have provided Parent and the Purchaser with a data room due diligence material (the “Due Diligence Material”), solely as reflected in the index set forth as Exhibit D attached hereto.  The Shareholders shall not be liable to Parent, Purchaser or the Company or its subsidiaries and shall not be considered to be in breach of any of the representations and warranties in this Section 2.1 through Section 2.36 if facts, data, information or circumstances relating to the breach or Loss are reasonably clear and reasonably evident from the wording of a specific document included in the Due Diligence Material and such facts, data, information or circumstances in the Due Diligence Material shall apply to any and all representations and warranties in this Agreement to which they may be relevant, whether or not specified or referred to a specific representation or warranty.  It is specifically stated and agreed that the Shareholders have not made, and Parent and Purchaser have not relied on, any other express or implied representations or warranties than those contained in Article II of this Agreement.  For purposes of this Article II, unless otherwise specified, all references to the Company in this Article II also include its direct and indirect subsidiaries.

2.1           Organization and Qualification; Subsidiaries, Interests and Joint Ventures.  Except as set forth on Section 2.1 of the Company Schedule, the Company and each of its subsidiaries (as set forth in Section 2.1 of the Company Schedule) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation.  Each of the Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted.  Each of the Company and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which it is required to be so qualified.  Section 2.1 of the Company Schedule sets forth each jurisdiction in which the Company or any subsidiary is qualified, registered, licensed or admitted to do business and separately lists each other jurisdiction in which the Company or any subsidiary owns, uses, licenses or leases material assets or properties or conducts business, has employees or engages independent contractors.  The Shareholders have delivered to Parent true and correct copies of the articles of association, shareholders’ registers or other organizational and governing documents, as applicable, of the Company and each of its subsidiaries, each as amended to date and currently in effect which are attached to Section 2.1 of the Company Schedule.  Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its articles of association or equivalent organizational and governing documents.  The Company does not directly or indirectly own any equity or similar interest and is not a participant in any corporation, partnership, joint venture or other entity, other than the subsidiaries listed on Section 2.1 of the Company Schedule.

2.2           Company Capital Structure.

(a)           Authorized and Outstanding Capital Stock.  The issued and outstanding capital stock of the Company consists of 166,084 shares.  Other than the Shares set forth above, the Company has no other class or series of capital stock or other equity or voting securities (or rights to acquire the same) issued or outstanding, and, other than the Shares described above, the Company has no other class or series of capital stock or other equity or voting securities authorized.  Section 2.2(a) of the Company Schedule lists each respective holder of Shares, including the number of shares held by each such holder and the residence of the holder as listed in the Company’s records.

(b)           Status of Outstanding Capital Stock.  All outstanding shares of the capital stock of the Company and each of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were issued in accordance with all applicable securities laws.  Except as set forth in Section 2.2(b) of the Company Schedule, all outstanding shares of the capital stock of the Company and each of its subsidiaries are free and clear of all liens, charges, claims, security interests or other encumbrances of any sort (“Liens”), other than restrictions on transfer imposed by applicable securities law, and are not subject to preemptive rights or rights of first refusal created by statute, the articles of association or equivalent organizational and governing documents of the Company or any subsidiary or any agreement to which the Company or any subsidiary is a party or by which the Company or any subsidiary or their respective assets or properties are or may be bound.  The Company and its subsidiaries are not, and to the best knowledge of Pär-Jörgen Pärson, Kristofer Arwin, Magnus Wiberg, Martin Alexanderson and Mattias Berg, which shall include the actual knowledge of such individuals, the knowledge of such individuals after due inquiry regarding the applicable facts and circumstances (“Shareholders’ Knowledge”), none of the Shareholders or such subsidiaries’ Shareholders are, a party to any oral or written agreement, arrangement or other commitment that directly or indirectly grants or creates any right of negotiation, right of first refusal, right of first or last offer or similar arrangement in connection with the transactions contemplated hereby, other than the Shareholders’ Agreement of the Company dated May 2001, as amended (the “Shareholders’ Agreement”).  Neither the Company nor any subsidiary is a party to any arrangement, agreement or instrument pursuant to which the Company or such subsidiary may elect to satisfy its obligations by issuing capital stock or other securities.

(c)           No Derivative Securities or Rights.  Except as set forth in Section 2.2(c) of the Company Schedule, there are no outstanding oral or written options, warrants, puts, calls, preemptive rights, rights of first or last refusal, rights of negotiation, commitments, transactions, arrangements, understandings or agreements of any character to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound obligating the Company or such subsidiary to issue, deliver, sell, purchase, repurchase or redeem, or cause to be issued, delivered, sold, purchased, repurchased or redeemed, any shares of Company capital stock or other securities or stock or other securities of any subsidiary or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, put, call, right, commitment, transaction, arrangement, understandings or agreement.  No subsidiary of the Company has any options or similar rights to acquire capital stock or other securities authorized, issued or outstanding, nor has any such subsidiary entered into any agreement, arrangement or implemented any stock incentive, stock option or other plan or arrangement pursuant to which such subsidiary may or is obligated to issue any such options or other securities.

(d)           No Outstanding Debt Securities.  Neither the Company nor any of its subsidiaries has any authorized or issued debt securities outstanding.

(e)           Employee Bonus Arrangements.  Except as set forth in Section 2.2(e) of the Company Schedule, neither the Company nor any of its subsidiaries has any oral or written arrangements, agreements or understandings pursuant to which the Company, any subsidiary, or any successor thereto or acquiror thereof is or may become obligated to make any compensatory, bonus, severance or other payments to past or current employees, consultants, agents or representatives of the Company or any subsidiary as a result of this Agreement or any of the transactions contemplated hereby.

2.3           Subsidiaries.  The Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares owned by the Company (a) are duly authorized, validly issued, fully paid and non-assessable and (b) are owned by the Company free and clear of all Liens or rights of others.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or exercisable or convertible securities or other commitments, transactions, arrangements, understandings or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, repurchase, redeem or otherwise acquire any such securities.

2.4           Authority.

(a)           The Company has full corporate power and authority to execute and deliver the Employment Agreements (collectively, the “Ancillary Agreements”), to observe and perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery of the Ancillary Agreements by the Company, the observance and performance of the Company’s obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no further or other action of the Company or its Board of Directors is required with respect to the foregoing.  The Company’s Board of Directors has unanimously approved each Ancillary Agreement and the transactions contemplated thereby.  Each Ancillary Agreement, upon its execution and delivery thereof, will be duly and validly executed and delivered by the Company, and each will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)           The execution and delivery of the Ancillary Agreements by the Company does not, and the consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event or consequence, a “Conflict”):

(i)            any provision of the articles of association or equivalent organizational and governing documents of the Company; or

(ii)           any mortgage, indenture, lease, contract or other agreement or instrument (in each case, subject to the Company obtaining all Requisite Consents (as defined in Section 2.12 below) relating to such agreements and instruments), permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

(c)           No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party is required by or with respect to the Company in connection with the execution and delivery of the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

2.5           Company Financial Statements; Working Capital Calculations.  Section 2.5 of the Company Schedule sets forth (i) an audited consolidated balance sheet of the Company as of April 30, 2004, and the related audited consolidated income statement of the Company for its fiscal year ended April 30, 2004, accompanied by the auditors report thereon and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2004 (the “Current Balance Sheet”) and the related unaudited consolidated income statement for the two-month period then ended (collectively, the “Company Financials”).  The Company Financials (a) are in accordance with the books and records of the person to which they relate (b) are complete and correct in all material respects and (c) have been prepared in accordance with accounting principles generally accepted in Sweden (“Swedish GAAP”) consistently applied for the periods presented, except as to the unaudited Company Financials, for the omission of notes thereto and normal year-end audit adjustments, which will not be material individually or in the aggregate.  The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate.  The Preliminary Working Capital Estimate is true, complete and correct and accurately reflects the amount of any Working Capital reflected therein.

2.6           No Undisclosed Liabilities.  Except as set forth in Section 2.6 of the Company Schedule, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $5,000 individually or $50,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other, required to be reflected in financial statements in accordance with Swedish GAAP, that are not clearly disclosed, in reasonable detail, in the Current Balance Sheet.

2.7           No Changes.  Except as set forth in Section 2.7 of the Company Schedule, since April 30, 2004, the Company has conducted its business in the ordinary course and consistent with past practices and there has not been, occurred or arisen:

(a)           any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect (as defined below);

(b)           any acquisition, sale, lease, license or transfer of any material asset, property or right of the Company;

(c)           any capital expenditure or commitment by the Company, in excess of $10,000 individually or $100,000 in the aggregate;

(d)           any destruction of, damage to or loss of any material assets or properties (whether or not covered by insurance) or business or customer of the Company;

(e)           any change in the Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates) or any restatement of financial statements or revaluation by the Company of any of its assets, properties or rights;

(f)            any declaration, setting aside, or payment of a dividend or other distribution with respect to the securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock or other securities;

(g)           the execution and delivery of any material contract by the Company, or any amendment or termination of, or violation or default under, any material contract, agreement, arrangement or license to which the Company is a party or by which the Company or its assets or properties are or may be bound;

(h)           any amendment or change to the articles of association or equivalent organizational or governing documents of the Company;

(i)            any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its respective directors, employees, consultants or advisors, or any declaration, payment or commitment or obligation to pay any bonus or other additional salary or compensation (including equity) to any such person, except for annual salary increases in the ordinary course of business;

(j)            any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(k)           any change of any Tax (as defined in Section 2.8 below) election or settlement or compromise of any material state, local or foreign Tax liability;

(l)            any loan by the Company to any person or entity (other than in the normal course of business), any loan by the Company to any Shareholders or officer or director of the Company or the incurrence by the Company of any indebtedness, the guarantee by Company of any indebtedness, issuance or sale of any debt securities of the Company or any agreement to guarantee or act as a surety with respect to any payment obligations or debt securities of any other party;

(m)          any waiver or release of any right or claim of or in favor of the Company, including any write-off or other compromise of any account receivable of, or debt owed to, the Company, other than in the normal course of business;

(n)           any commencement or notice or, to the Shareholders’ Knowledge, any threat of the commencement of any lawsuit or proceeding against or investigation of the Company or its business or affairs;

(o)           any notice of any claim of ownership by a third party of the Company Intellectual Property (as defined in Section 2.11 below) or any allegations that the Company is infringing or has infringed upon any third party’s Intellectual Property Rights;

(p)           any issuance or sale by the Company of any shares of capital stock or any other securities; or

(q)           any negotiation or agreement by the Company to do any of the foregoing (other than negotiations with Parent, Purchaser and their representatives regarding the transactions contemplated by this Agreement).

For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, effect, occurrence or state of facts that, individually or in the aggregate, has or could reasonably be expected to result in a materially adverse effect on the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

2.8           Tax and Other Returns and Reports.

(a)           Definitions.  For purposes of this Agreement:

(i)            “Tax” (including “Taxes”) means income taxes, duties, VAT, charges and withholding taxes and any other taxes imposed by any tax authority, including penalties and interest relating to such taxes; and

(ii)           “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(b)           Except as set forth in Section 2.8(b) of the Company Schedule:

(i)            The Company and its subsidiaries have properly filed with the appropriate tax authorities all Tax Returns they are required to have filed for all tax periods ending prior to the Closing Date.  All Tax Returns filed by the Company and its subsidiaries are true, correct and complete and all information required for a correct assessment of Taxes has been provided.  The Company and its subsidiaries are not in arrears with payment of any Taxes due to any Tax authority.

(ii)           The Company and its subsidiaries have timely paid all Taxes that have become due or payable (whether or not shown on a Tax Return) and have adequately reserved in the Company Financials in accordance with Swedish GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the date hereof.  The Company and its subsidiaries have no present or contingent liability for Taxes, other than Taxes reflected on the Company Financials or incurred in the ordinary course of business since the date of the Current Balance Sheet in amounts consistent with prior years adjusted to reflect changes in operating results of the Company and its subsidiaries.  The Company and its subsidiaries will not be liable for any additional Tax pertaining to the period before the Accounts Date.

(iii)          No claim for assessment or collection of Taxes is presently being asserted against the Company or any of its subsidiaries, there is no presently pending audit, examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of its subsidiaries, and, to the Shareholders’ Knowledge, no such action or proceeding is being contemplated.  Section 2.8(b)(iii) of the Company Schedule sets forth all claims for Taxes that have been asserted against the Company or any of its subsidiaries with respect to any period commencing on or after January 1, 1999.

(iv)          Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment by reason of a change in accounting method, and to the Shareholders’ Knowledge, the Swedish taxing authority (or any similar state, local, or foreign taxing authority) has not proposed any such adjustment or a change in any accounting method used by the Company or any of its subsidiaries.  The Company and its subsidiaries use the accrual method of accounting for income tax purposes.  Neither the Company nor any of its subsidiaries has taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period prior to the Closing Date to a period following the Closing Date.

(v)           All transactions and agreements entered into by the Company or any of its subsidiaries with any other company in the group or the Shareholders are made on terms and conditions which do not in any way deviate from what would have been agreed between independent parties (on an arm’s length basis), other than, for the avoidance of doubt, intragroup profit contributions within free reserves (Sw. Koncernbidrag).  All losses for tax purposes incurred by the Company or any of the subsidiaries are available to the Company or the subsidiary, as such entity is owned immediately prior to the Closing, which incurred such loss to be carried forward and have not been challenged by the relevant tax authorities.  Neither the Company nor any of the subsidiaries is or has been subject to any taxation outside its respective country of fiscal residence.  Neither the Company nor and any of its subsidiaries has been involved in any transactions which could be considered as tax evasion.

(vi)          There are no Tax Liens on any assets of the Company or any of its subsidiaries, other than Liens for Taxes not yet due and payable.

(vii)         The Company does not have any liability for Taxes of another person or entity as a result of (A) transferee liability, being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law or (B) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person or entity.

2.9           Restrictions on Business Activities.  Except as set forth in Section 2.9 of the Company Schedule, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice or activities of the Company or any subsidiary, any lease, licenses or acquisition of any assets or property (tangible or intangible) by the Company or any subsidiary or the conduct of the business as conducted and proposed to be conducted by the Company or any subsidiary.

2.10         Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)           The Company owns no real property, nor has it ever owned any real property since its inception.  Section 2.10(a) of the Company Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease.  All such current real property leases are in full force and effect, are valid and effective in accordance with their respective terms and there are no existing defaults or events of default (or events which with notice or lapse of time, or both, would constitute a default) thereunder.

(b)           The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business.  All such owned properties and assets are free and clear of any Liens, except as reflected in the Company Financials and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.  All such leased assets and properties are free and clear of any Liens which would interfere with, restrict or prohibit the valid use of such leased assets or properties in accordance with the leases related thereto and for the purposes for which the Company initially leased, and currently uses and proposes to use, such leased assets and properties.  After the Closing Date, the Company will be entitled to the continued possession and use of the personal property leased by the Company, for the terms specified in such leases and for the purposes consistent with the past practices of the Company.

(c)           All equipment (the “Equipment”) owned or leased by the Company, taken as a whole, (i) is adequate for the conduct of the business of the Company as currently conducted, (ii) is regularly and properly maintained in accordance with the manufacturer’s recommendations and any lessor’s guidelines, (iii) is in good operating condition, subject only to normal wear and tear for the age and usage of such respective Equipment, and (iv) complies with all applicable laws and regulations relating to such Equipment and the use thereof by the Company.

2.11         Intellectual Property.

(a)           Definitions.  For purposes of this Agreement, the following terms have the following respective meanings:

(i)            “Intellectual Property Rights” means any and all of the following and any and all rights in, arising out of, or associated therewith: (A) all United States, Swedish, EU and foreign issued patents and utility models and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, and continuations thereof, and all equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures (“Patents”); (B) all trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (C) all copyrights, published or unpublished, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all rights in World Wide Web addresses and domain names and applications and registrations therefor; all trade names, logos, symbols, registered and unregistered trademarks and service marks throughout the world (“Trademarks”); (F)  publicity rights and any other proprietary, intellectual or industrial proprietary rights of any kind or nature that do not compromise or are not protected by the Patents, Trade Secrets, Copyrights or Trademarks; and (G) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ii)           “Company Intellectual Property” means any and all Intellectual Property Rights owned by the Company or which the Company has the right to use pursuant to written license, sublicense, agreement or permission or used in the operation or conduct of the business of the Company as currently conducted.

(b)           Section 2.11(b) of the Company Schedule contains a complete and accurate list (by name and version number) of all products, software, service offerings, technical data or technology designed, manufactured or sold by the Company that have been sold, licensed out or distributed since incorporation (collectively, “Company Products”).

(c)           Section 2.11(c) of the Company Schedule lists: (i) all Company Intellectual Property, identifying for each, if applicable, (A) the application or registration number, (B) the filing or registration date, (C) the owner of record and whether owned exclusively by the Company, and (D) the status of the application or registration; (ii) any prior or current proceedings or actions before any court, tribunal (including the Swedish Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Intellectual Property; and (iii) any actions existing as of the Closing Date that must be taken by the Company in the next one hundred eighty (180) days or within one hundred eighty (180) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, affidavits of use, incontestability filings, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property.

(d)           The Company has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Intellectual Property.

(e)           Except as set forth on Section 2.11(e) of the Company Schedule, all Company Intellectual Property is fully transferable, assignable or licensable, as applicable without condition or restriction and without payment of any kind to any third party.

(f)            Except as set forth on Section 2.11(f) of the Company Schedule, the Company has not received any notice or claim, whether written or oral, challenging or questioning the Company’s ownership in any Company Intellectual Property or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the Shareholders’ Knowledge, is there a reasonable basis for any such claim.  Neither the Company’s use of the Company Intellectual Property nor the production and sale of the Company Products infringes upon the Intellectual Property Rights of others.

(g)           Except as set forth on Section 2.11(g) of the Company Schedule, and other than with respect to licenses granted by the Company, all Intellectual Property Rights owned by the Company are owned free and clear of all Liens.

(h)           Except as set forth on Section 2.11(h) of the Company Schedule, and other than in connection with the terms of use for users of the Company’s website, the Company has not pledged or granted any license or other right in or to any Company Intellectual Property to any third party, other than pursuant to any license agreement disclosed in Section 2.11(l) of the Company Schedule.

(i)            Except as set forth on Section 2.11(i) of the Company Schedule, the Company Intellectual Property constitutes all Intellectual Property Rights used in or necessary in the operation or conduct of the Company’s business as currently conducted by the Company, including the design, development, promotion, sale, license, manufacture, import, export, use or distribution of any and all Company Products.

(j)            Except as set forth on Section 2.11(j) of the Company Schedule, the Company has not received any notice or claim, whether written or oral, from any third party claiming that the operation of the business of Company as currently conducted or proposed to be conducted or that any Company Product infringes, misappropriates, violates, dilutes or constitutes the unauthorized use of any valid or enforceable right of any third party, including any Intellectual Property Right of any third party, nor, to the Shareholders’ Knowledge, is there a reasonable basis for any such claim of infringement or any claim that the Company does not own any of the Company Intellectual Property free and clear of all Liens, other than licenses granted by the Company.

(k)           Except as set forth on Section 2.11(k) of the Company Schedule, no Company Intellectual Property or Company Product has been or is subject to any actual or threatened litigation, proceeding (including any proceeding in the PTO or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the Company’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof.

(l)            Section 2.11(l) of the Company Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to the Company Intellectual Property, other than contracts with clients of the Company regarding their use of, or publishing on, the Company’s website.  The Company is not in material breach of, nor has the Company failed to perform under, any of the contracts, licenses or agreements on Section 2.11(l) of the Company Schedule and, to the Shareholders’ Knowledge, no third party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.  To the Shareholders’ Knowledge, there is no outstanding or threatened dispute or disagreement with respect to any contract, license or agreement listed on Section 2.11(l) of the Company Schedule.

(m)          Except as set forth in Section 2.11(m) of the Company Schedule, to the Shareholders’ Knowledge, no third party is infringing, misappropriating, diluting or violating any Company Intellectual Property and no such claims have been brought against any third party by the Company.

(n)           Except as set forth on Section 2.11(n) of the Company Schedule, the Company has taken all steps that are reasonably required to protect: (i) the Company’s rights in all Company Intellectual Property; and (ii) all Intellectual Property Rights of others as to which the Company has an express obligation or duty to protect the same.  There has been no disclosure by the Company of any Trade Secrets or confidential information of the Company without: (x) designating such information as confidential; and (y) taking whatever steps are required to ensure that such Trade Secrets or confidential information are subject to the confidentiality undertakings set forth in the applicable non-disclosure agreement.

(o)           Except as set forth on Section 2.11(o) of the Company Schedule, the Company has obtained all export licenses, permits or approvals necessary or appropriate for the marketing, license and distribution of the Company Products in its current markets.

(p)           Except as set forth in Section 2.11(p) of the Company Schedule: The Company has taken reasonable measures to ensure that the Company Products do not contain any viruses, Trojan horses, worms or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data.  None of the Company Products is, in whole or in part, subject to the provision of any open source or quasi-open source license agreement.

(q)           Each Company Product conforms in all material respects to the specifications, documentation, press releases or other information provided to customers or potential customers of the Company on which such customers or potential customers relied or would reasonably be expected to rely upon when licensing or otherwise acquiring such Company Products.

2.12         Agreements, Contracts and Commitments.

(a)           Section 2.12(a) of the Company Schedule sets forth all contracts specified in clauses (i) through (xvii) below (collectively, the “Material Contracts”).  Except as set forth in Section 2.12(a) of the Company Schedule, the Company does not have, is not a party to nor is it bound by:

(i)            any collective bargaining agreements;

(ii)           any agreements or arrangements that contain any severance pay;

(iii)          any bonus, pension or retirement plans;

(iv)          any employment or consulting agreement;

(v)           any agreement or plan (including, any stock option plan, stock appreciation rights plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Ancillary Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby or thereby;

(vi)          any performance bond;

(vii)         any lease of real or personal property involving future payments in excess of $40,000 not cancelable by the Company without penalty of less than $40,000;

(viii)        any agreement of indemnification, guaranty or suretyship in an amount greater than $40,000;

(ix)           any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

(x)            any agreement, contract or commitment relating to capital expenditures in excess of $40,000;

(xi)           any agreement, arrangement, right, contract or commitment relating to the future disposition or acquisition of assets, properties or any interest in any business enterprise;

(xii)          any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, other than Company credit cards with a credit limit of less than $10,000;

(xiii)         any purchase order or contract for the purchase of raw materials or the provision of services involving $10,000 or more, other than purchases in the ordinary course of business;

(xiv)        any construction contracts;

(xv)         any distribution, joint marketing, licensing or development agreement;

(xvi)        any insurance policies;

(xvii)       any other agreement, contract or commitment that involves or could result in aggregate payments to or by the Company of $25,000 or more and is not cancelable by the Company without penalty within thirty (30) days.

(b)           The Company has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract.  Except as set forth in Section 2.12(b) of the Company Schedule, each Material Contract is in full force and effect and is not subject to any material breach, default or violation thereunder by the Company or, to the Shareholders’ Knowledge, by any party obligated to the Company pursuant thereto.  The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Material Contracts as are required to obtain in connection with the transactions contemplated hereby and by the Ancillary Agreements (the “Requisite Consents”).

2.13         Interested Party Transactions.  Except as set forth in Section 2.13 of the Company Schedule:  No officer, director, employee or any Shareholder (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has a direct or indirect interest), has any direct or indirect interest in: (a) any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (b) any entity that purchases from or sells or furnishes any goods or services to the Company, or (c) any Material Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 2.13.  The Company is not indebted to any officer, director, employee or Shareholder (except for amounts due pursuant to written employment agreements and reimbursement of immaterial business expenses), and no such person is indebted to the Company.

2.14         Company Authorizations.  Section 2.14 of the Company Schedule lists each consent, license, permit, approval, grant or other authorization issued to the Company by a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (b) which is required for the operation of its business (including the design, development, manufacture, sale, promotion, export, import, distribution or provision of the Company Products) or the holding of any such interest (collectively, “Company Authorizations”).  All Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct the Company’s business substantially as currently conducted or to hold any interest in the Company’s assets or properties.  The Company has complied with all terms and conditions of the Company Authorizations, and the same will not be subject to suspension, modification, revocation or non-renewal as a result of this Agreement, any Ancillary Agreement, or the transactions contemplated hereby or thereby.  The Company has taken adequate and sufficient measures to ensure that its employees, consultants, agents and representatives have complied with the requirements of all Company Authorizations and the Company is not aware of any past or current violation of any Company Authorization.

2.15         Litigation.  Except as set forth in Section 2.15 of the Company Schedule, there is no action, suit, claim, proceeding, arbitration or investigation of any nature pending, or, to the Shareholders’ Knowledge, threatened, by, against or involving the Company, its assets or properties or any of its officers, directors, employees or agents in their capacity as such, nor, to the Shareholders’ Knowledge, is there any basis therefor.  No Governmental Entity or third party has at any time challenged or questioned the legal right of the Company to design, develop, promote, sale, license, manufacture, import, export, use, distribute or provide any Company Products, nor, to the Shareholders’ Knowledge, is there any basis therefor.

2.16         Accounts Receivable.

(a)           Section 2.16(a) of the Company Schedule sets forth a list of all accounts receivable of the Company (“Accounts Receivable”), along with a range of days elapsed since invoice and the Shareholders’ reasonable assessment (after consultation with the management of the Company and its subsidiaries) of the collectability of any delinquent Accounts Receivable.

(b)           Except as set forth in Section 2.16(b) of the Company Schedule, all Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with Swedish GAAP consistently applied and are collectible in their full amount in accordance with their payment terms.  No person has given the Company notice of any disputes regarding, and no person has any Lien on, any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable, nor in each case is there any reasonable basis therefor.

2.17         Records.  The shareholders’ register and minutes from shareholders’ meetings and board meetings of the Company made available to Parent and Purchaser are the only such records of Company and contain a reasonably accurate summary of all decisions taken at meetings of directors (or committees thereof) and formal meetings of the shareholders of the Company and include copies of all board and shareholder actions by written consent since the Company’s inception.

2.18         Environmental Matters.

(a)           Hazardous Material.  No underground storage tanks and no amount of Hazardous Materials are present, either as a result of the Company’s use or occupation of any real property or, to the Shareholders’ Knowledge, as a result of any actions of any third party or otherwise, in each case in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.  For purposes of this Agreement, “Hazardous Material” means any substance that has been designated by any Governmental Entity or by applicable federal, state, foreign or local law to be a pollutant or contaminant or infectious or radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, PCBs, asbestos, petroleum, urea-formaldehyde, methylene chloride and all substances listed as hazardous substances pursuant to applicable laws.

(b)           Hazardous Materials Activities.  The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)           Permits.  The Company currently holds all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of Company as such activities and businesses are currently being conducted.  All such Environmental Permits are currently are in full force, and effect and the Company has received no notice that it is in violation thereof (or that there are any investigations or inquiries pending with respect thereto) or that any such Environmental Permits might be terminated or not renewed upon their scheduled expiration.

(d)           Environmental Liabilities.  No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction, investigation or claim is pending, or, to the Shareholders’ Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of or relating to the Company.  The Company is not aware of any fact or circumstance which could involve the Company in any material environmental litigation or investigation or impose upon the Company any material environmental liability, whether for its actual activities, as a potentially responsible party, or otherwise.

(e)           Capital Expenditures.  The Company is not aware of any capital expenditures which are required or recommended for it to comply with any applicable Environmental Laws.

2.19         Brokers’ and Finders’ Fees; Third Party Expenses.  Except as set forth in Section 2.19 of the Company Schedule, neither the Company nor the Shareholders have incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.  Section 2.19 of the Company Schedule sets forth a reasonable estimate of all Third Party Expenses (as defined in Section 8.3) expected to be incurred by the Company in connection with negotiating and effectuating the terms and conditions of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, the actual amounts of which (regardless of the estimated amounts in Section 2.19 of the Company Schedule) shall be included as liabilities of the Company in calculating any Working Capital.

2.20         Employee Benefit Plans.

(a)           Definitions.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

(i)            “Company Employee Plan” means any plan, program, policy or practice providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its subsidiaries for the benefit of any Employee (as defined below);

(ii)           “Employee” means any current, former, or retired employee, officer, consultant or director of the Company or any of its subsidiaries;

(iii)          “Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any of its subsidiaries and any Employee.

(b)           Employee Plans and Employee Agreements.

(i)            Section 2.20(b)(i) of the Company Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.  Neither the Company nor any of its subsidiaries has any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

(ii)           Section 2.20(b)(ii) of the Company Schedule sets forth, individually and by category, the name of each officer, employee and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person.  Entering into this Agreement and the Ancillary Agreements and completing the transactions contemplated hereby and thereby will not result in any payment or increased payment becoming due from the Company to any current or former officer, director, or employee of, or consultant to, the Company, and, to the Shareholders’ Knowledge, no employee or consultant of the Company has made any threat, or otherwise revealed an intent, to terminate such employee’s or consultant’s relationship with the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.  The Company is not a party to any agreement for the provision of labor from any outside agency.  Since the Company’s date of incorporation, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company.

(iii)          Except as set forth in Section 2.20(b)(iii) of the Company Schedule, since the Company’s date of incorporation, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim.  The Company (A) has at all times complied with all Applicable Laws (as defined in Section 2.21) related to employment, (B) has not received any notice of any claim that it has not complied in any material respect with any Applicable Law relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, employee safety, and (C) has not received any notice of any claim that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

(iv)          The Company has no written policies and/or employee handbooks or manuals except those for which true and correct copies have been provided to Parent.

(c)           Documents.  Except as set forth in Section 2.20(c) of the Company Schedule, the Company has provided to Parent correct and complete copies of the following items, all of which are listed in Section 2.20(c) of the Company Schedule:

(i)            all documents embodying or relating to each Company Employee Plan and each Employee Agreement, including all amendments thereto and written interpretations thereof and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan;

(ii)           the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;

(iii)          if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets;

(iv)          all Swedish and applicable foreign tax authority determination, opinion, notification and advisory letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the Swedish or any foreign Tax authority with respect to any Company Employee Plan;

(v)           all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or the Surviving Corporation; and

(vi)          all correspondence to or from any Governmental Entity (to the extent not already provided under clause (iv) above) relating to any Company Employee Plan.

(d)           Employee Plan Compliance.

(i)            The Company and its subsidiaries (A) have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, (B) are not in default or violation of any Company Employee Plan, and (C) to the Shareholders’ Knowledge, there is no default or violation by any other party to any Company Employee Plan;

(ii)           Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all Applicable Laws;

(iii)          There are no actions, suits or claims pending, or, to the Shareholders’ Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan;

(iv)          There are no audits, inquiries or proceedings pending or, to the Shareholders’ Knowledge, threatened by any Tax authority, or any other Governmental Entity with respect to any Company Employee Plan;

(v)           The Company and each of its subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e)           Past Acquisitions.  Neither the Company nor any of its subsidiaries is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(f)            Effect of Transaction.

(i)            Except as set forth in Section 2.20(f)(i) of the Company Schedule, the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, obligation to fund benefits or other change in benefits with respect to any Employee.  The execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not entitle any Employee of the Company or any of its subsidiaries to terminate or shorten his or her employment.

(ii)           With respect to any insurance policy which provides, or has provided, funding for benefits under any Company Employee Plan, (A) there is and will be no liability of the Company, Parent, Purchaser or any of their respective subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of or immediately after the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and (B) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and, to the Shareholders’ Knowledge, no such proceedings with respect to any insurer are imminent.

(g)           Employment Matters.  Except as set forth in Section 2.20(g) of the Company Schedule, the Company (i) is in compliance in all material respects with all Applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its Employees and independent contractors; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund with respect to other benefits for Employees; and (v) is not liable to make any outstanding payments to any Employee by way of damages or compensation for loss of office or employment or for redundancy or unfair or wrongful dismissal.  Neither the Company nor any of its subsidiaries has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(k)           Labor.  No work stoppage or labor strike against the Company or any of its subsidiaries is pending, threatened or reasonably anticipated.  The Company is not involved in or, to the Shareholders’ Knowledge, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to Company.  The Company is not currently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its Employees and no collective bargaining agreement or union contract is being negotiated by the Company.  Section 2.20(k) of the Company Schedule includes a list of all employees who have been terminated by the Company, and the general reason for termination, since inception.

2.21         Compliance with Laws.  Except as set forth in Section 2.21 of the Company Schedule:  The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any applicable federal, state or local statute, law, ordinance, rule or regulation, domestic or foreign (“Applicable Laws”) in the jurisdictions where the Company and its subsidiaries are organized.  The Company has not received any communication during the past three years from any Governmental Entity or other person that alleges that it is or was not in compliance with any Applicable Law, nor is the Company aware of any reasonable basis for such claim.  The Company has taken adequate and sufficient measures to ensure that its agents have complied with all Applicable Laws with respect to the design, development, promotion, sale, license, manufacture, import, export, use, distribution or provision of the Company Products, and the Company is not aware of any violation since inception by any of its current or former agents of such Applicable Laws.

2.22         Warranties; Indemnities.

There are no material warranty or indemnity claims pending or threatened against the Company.  Section 2.22 of the Company Schedule sets forth:

(a)           a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company Products which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation; and

(b)           each of the Warranty Obligations which is subject to any dispute or, to the Shareholders’ Knowledge, any threatened dispute.

True and correct copies of all forms of Warranty Obligations have been delivered to Parent prior to the execution of this Agreement.  There have not been any material deviations from the Warranty Obligations, and salespersons, employees and agents of the Company are not authorized to undertake obligations to any customer or other person in excess of or materially different from such Warranty Obligations.  The Company Financials reflect adequate and appropriate reserves for all Warranty Obligations in accordance with Swedish GAAP.  All products manufactured, designed, licensed, leased, rented or sold by the Company are and were free from material defects in construction and design and satisfy in all material respects the written requirements therefor set forth in any and all contracts, agreements, purchase orders, Warranty Obligations or other specifications or agreements related thereto.

2.23         Software Development Agreements.  The Company has not violated, is not in violation of, nor will this Agreement, any Ancillary Agreement, the observance and performance of the terms hereof or thereof or the consummation of the transactions contemplated hereby or thereby cause any violation of, any terms or provisions of any agreement under which the Company has or had an obligation to develop, supply or distribute software to or for any third party, excluding end-user licenses for object code executed in the ordinary course of business, nor is the Company nor would Company be under any circumstances, under any obligation to deliver source code or any confidential or proprietary information to any third party.

2.24         Representations Complete.  None of the representations or warranties made by the Shareholders (taken together with the Company Schedule), and none of the statements of, by or regarding the Company made in any schedule or certificate furnished by the Shareholders or the Company pursuant to this Agreement or any Ancillary Agreement contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein (to the extent such statements are of, by or regarding the Company or the Shareholders) not misleading.

2.25         Insurance.  All insurance policies of the Company are listed on Section 2.12(xvi) of the Company Schedule.  There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of or obligors on such policies.  All premiums due and payable under all such policies have been timely paid and the Company is otherwise in compliance with the terms of such policies.  To the Shareholders’ Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies, and there is no threat that any underwriter or carrier would not renew each such policy on substantially comparable terms as currently in effect.

2.26         Certain Business Practices.  Neither the Company, nor, to the Shareholders’ Knowledge, any agent, employee or other person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Swedish Criminal Act (Sw. Brottsbalken), or any similar foreign law, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.27         Complete Copies of Materials.  The Company has delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with Parent’s legal, accounting and business review of the Company.

2.28         Customers and Suppliers.  Except as set forth in Section 2.28 of the Company Schedule, no customer which individually accounted for more than 1% of the Company’s consolidated gross revenues during the 12-month period preceding the date hereof, and no supplier of the Company has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has decreased materially its services or supplies to the Company, in the case of any such supplier, or its usage of the services or products of the Company, in the case of such customer and, to the Shareholders’ Knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be.

2.29         Export Control Laws.  The Company has conducted its export transactions at all times in strict compliance with applicable provisions of all export control laws and regulations and similar foreign laws.  Without limiting the foregoing, the Company represents and warrants that:

(a)           the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies;

(b)           the Company is in compliance with the terms of all applicable export licenses or other approvals;

(c)           There are no pending or, to the Shareholders’ Knowledge, threatened, claims against the Company with respect to such export licenses or other approvals; and

(d)           To the Shareholders’ Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims.

2.30         Banks and Brokerage Accounts.  Section 2.30 of the Company Schedule sets forth:

(a)           a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship;

(b)           a true and complete list and description of each such account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and the current balances in such accounts or safety deposit boxes; and

(c)           a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company, the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.31         Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” or other or similar anti-takeover statutes or regulations enacted or promulgated under Swedish law is applicable with respect to the Company in connection with the transaction contemplated by this Agreement or the Ancillary Agreements.

2.32         Internal Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with Swedish GAAP.  The Company

(a) maintains disclosure controls and procedures to ensure that material information relating to the Company and its subsidiaries is made known to the management of the Company by others within those entities and (b) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s Board of Directors (i) any significant deficiencies in the operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

Each of the Shareholders hereby severally for himself, herself or itself (as provided in Section 7.2(a)(ii)) represent and warrant to Parent and Purchaser as of the date hereof and as of the Closing Date as follows in Section 2.33 through Section 2.36:

2.33         Due Authorization of Shareholders.

(a)           Each of the Shareholders has all requisite power and authority to execute and deliver this Agreement and any Ancillary Agreements to which he, she or it is or will be a party, to observe and perform his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been (and each Ancillary Agreement upon the execution and delivery thereof will be) duly and validly executed and delivered by each of the Shareholders, and each constitutes (or will constitute upon execution and delivery) a legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its respective terms, except as enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)           The execution and delivery of this Agreement and the Ancillary Agreements by each Shareholder does not, and the consummation of the transactions contemplated hereby and thereby will not, result in a Conflict with:

(i)            any provision of the organizational and governing documents of such Shareholder, as applicable; or

(ii)           any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or his, her or its properties or assets.

(d)           No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to an Shareholder in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

2.34         Title to Shares.  As of the date hereof, each Shareholder is the registered and sole beneficial owner of the Shares held by such Shareholder, with good and marketable title thereto, free and clear of any and all liens, security interests, pledges, mortgages, charges, limitation, claims, restrictions, rights of first refusal, rights of first offer, rights of first negotiation or other encumbrance of any kind or nature whatsoever.  Effective upon the Closing, each Shareholder will be the registered and sole beneficial owner of the Shares held by such Shareholder, with good and marketable title thereto, free and clear of any and all liens, security interests, pledges, mortgages, charges, limitation, claims, restrictions, rights of first refusal, rights of first offer, rights of first negotiation or other encumbrance of any kind or nature whatsoever.  Upon consummation of the purchase of the Shares from each Shareholder, Purchaser will acquire from such Shareholder good and marketable title to the Shares held by such Shareholder, free and clear of any and all liens, security interests, pledges, mortgages, charges, limitation, claims, restrictions, rights of first refusal, rights of first offer, rights of first negotiation or other encumbrance of any kind or nature whatsoever.

2.35         Litigation Regarding Shareholders.  There is no action, suit, claim, proceeding, arbitration or investigation of any nature pending, or to the Shareholders’ Knowledge, threatened, by, against or involving such Shareholder that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, nor, to the Shareholders’ Knowledge, is there any basis therefor.

2.36.        Representations Regarding Parent Shares.  Each of the Shareholders receiving Parent Shares, severally, but not jointly, hereby represent and warrant to Parent as follows:

(a)           Investigation; Economic Risk.  Such Shareholder acknowledges that he, she or it has had an opportunity to discuss the business, affairs and current prospects of Parent with its officers.  Such Shareholder further acknowledges having had access to information about Parent that he, she or it has requested.  Such Shareholder acknowledges that he is able to fend for himself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of holding Parent Shares pursuant to this Agreement.

(b)           Purchase for Own Account.  The Parent Shares to be acquired by such Shareholder hereunder will be acquired for such Shareholder’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, except for such transfers made under an effective registration statement or such other transfer as may be in compliance with applicable securities laws.

(c)           Non-U.S. Person.  Such Shareholder is not a “U.S. person” as such term is defined in Rule 902 of Regulation S promulgated under the Securities Act of 1933, as amended (the “Act”).

(d)           Restrictive Legends.  It is understood by such Shareholder that each certificate representing Parent Shares and any other securities issued in respect of the Parent Shares upon any stock split, stock dividend, recapitalization, merger or similar event shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF

ANY STATES OR FOREIGN JURISDICTIONS.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THAT CERTAIN LOCK-UP AGREEMENT BY AND BETWEEN THE HOLDER HEREOF AND VALUECLICK, INC., THE ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

(e)           Removal of Restrictive Legend.  The legends set forth above shall be removed by Parent upon request to do so from the holder thereof within ten “Business Days” (which, for the purposes of this Agreement, shall mean any day when banks are open for general banking business in Sweden) from any certificate evidencing Parent Shares, (i) with respect to the legend regarding the Act, upon the transfer of such Parent Shares pursuant to an opinion of counsel, as reasonably requested by Parent, that such Parent Shares may be transferred in reliance upon an exemption from the Act and other applicable securities laws and (ii) with respect to the Lock-Up Agreement, upon the transfer of such Parent Shares subsequent to the expiration of the restricted period provided in the Lock-Up Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

AND PURCHASER

Parent and Purchaser hereby jointly and severally represent and warrant to the Shareholders as follows:

3.1           Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Sweden.  Each of Parent and Purchaser has the corporate power to own its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing in its jurisdiction of incorporation and in each jurisdiction in which it is required to be so qualified.  Parent is not in violation of any provisions of its Certificate of Incorporation or bylaws.  Purchaser is not in violation of any provisions of its articles of association or other organizational and governing documents.

3.2           Authority.

(a)           Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which Parent and Purchaser are parties, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no further action of either Parent or Purchaser or its respective Board of Directors is required with respect to the foregoing.  Parent’s and Purchaser’s respective Board of Directors have unanimously approved this Agreement and each Ancillary Agreement and the transactions contemplated hereby and thereby.  This Agreement and each Ancillary Agreement have been duly executed and delivered by Parent and Purchaser, as applicable, and constitute the valid and binding obligations of Parent and Purchaser, as applicable, enforceable against such respective parties in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)           No vote of the stockholders of Parent or Purchaser is required to approve this Agreement and the transactions contemplated hereby under the provisions of applicable law.

(c)           No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission or any third party is required by or with respect to Parent and the Purchaser in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

3.3           No Conflicts.  Except for filings, notices, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, federal, state securities or blue sky laws, the execution and delivery by Parent and Purchaser of this Agreement and the Ancillary Agreements to which Parent and Purchaser are parties do not, and the observance and performance by such parties of their respective obligations under this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Parent or the articles of association or other organizational and governing documents of Purchaser; or

(b)           conflict with or result in a material violation or breach of, or constitute an event of default under, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Purchaser or their respective properties or assets; or

(c)           require Parent or Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to any person.

3.4           SEC Reports; Financial Statements.  Parent has filed all required forms, reports and documents with the SEC since January 1, 2001 (“Parent SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, in each case as in effect on the dates such forms reports and documents were filed.  None of the Parent SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof.  The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with U.S. GAAP applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

3.5.          No Prior Activities.  Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Purchaser has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any person.

3.6           Brokers’ and Finders’ Fees.  Neither Parent nor Purchaser has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1           Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Closing Date, the Shareholders agree to cause the Company to:

(a)           carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b)           timely pay its debts and Taxes and to timely file all Tax Returns when due;

(c)           pay or perform all other obligations when due; and

(d)           use all reasonable efforts consistent with past practice and policies to preserve intact the Company’s current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it;

all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses through the Closing Date.  The Company and the Shareholders shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company.

4.2           Negative Covenants.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Closing Date, the

Shareholders shall not, and shall cause the Company and its subsidiaries not to, without the prior written consent of Parent or as expressly contemplated by this Agreement:

(a)           enter into any commitment or transaction not in the ordinary course of business, or any commitment or transaction of the type described in Section 2.7 hereof;

(b)           sell, transfer, license, abandon, let lapse, disclose, misuse, misappropriate, diminish, destroy or otherwise dispose of or encumber the Company Intellectual Property in any manner (other than pursuant to end user licenses in the ordinary course of business) or assert or threaten to assert any rights with respect to the Company Intellectual Property against any third party;

(c)           acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof by merging or consolidating with, or by purchasing a substantial portion of the assets of any such person, or by any other manner;

(d)           incur any indebtedness for borrowed money or guarantee or agree to act as a surety for any indebtedness;

(e)           grant or amend any existing agreement to provide severance or termination pay, or provide such pay, to any director or officer or to any other employee, consultant or contractor, except payments made pursuant to standard written agreements outstanding on the date hereof and as disclosed in the Company Schedule;

(f)            adopt any new severance, termination, indemnification or other policies, agreements or arrangements, the benefits of which are contingent upon the occurrence of a transaction involving the Company;

(g)           revalue any Company assets or properties, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

(h)           make or change any material election in respect of Taxes, file an amended Tax Return or claim for refund of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement with respect to Taxes with any Governmental Entity, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i)            enter into any strategic alliance or joint marketing arrangement or agreement; or

(j)            take, or agree to take, any of the actions described above, or any other action that could cause a Company Material Adverse Effect or would prevent the Company from performing or cause the Company not to perform its covenants or obligations hereunder or under any Ancillary Agreement.

4.3           No Solicitation.  Until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Closing Date, the Shareholders will not, nor will any of the Shareholders permit the Company or any of the Company’s officers, directors, agents, representatives or affiliates (any of the foregoing, a “Company Representative”) to, directly or indirectly, take any of the following actions with any party other than Parent and its designees:

(a)           solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of assets or capital stock or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries;

(b)           provide information with respect to the Company or its business to any person other than Parent and its designees, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries;

(c)           enter into any agreement or understanding with any person other than Parent and its designees, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries; or

(d)           make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries by any person other than Parent and its designees.

The Shareholders shall, and shall cause the Company to, immediately cease and cause to be terminated any such contacts, negotiations or activities with third parties relating to any such transaction or proposed transaction.  In addition to the foregoing, if the Company or any of the Shareholder receives any offer or proposal relating to any such transaction or proposed transaction at any time prior to the earlier of the Closing Date or the termination of this Agreement, the Shareholders shall, and shall cause the Company to, immediately notify Parent thereof, including information as to the identity of the offeror(s) making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may request.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1                           Access to Information; Cooperation.

(a)           General Access.  The Shareholders shall cause the Company to cooperate with and afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing Date to (a) all of the Company’s properties, books, contracts, commitments and records and (b) all other information concerning the business, properties and personnel of Company as Parent reasonably may request in conducting its business, accounting and legal review and investigation of the Company.  The Shareholders shall cause the Company to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements and any related work papers and supporting documentation promptly upon request.  No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or in any Ancillary Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby and thereby.  In addition, the Shareholders shall cause the Company and its appropriate officers and other personnel to, execute and deliver such documents and instruments as may be requested by Parent or required by third party accountants and auditors in connection with the matters contemplated by this subparagraph (a).

(b)           Information Technology Access.  To facilitate prompt integration of the Company’s information technology (“IT”) inventory (e.g., voice and data network services and software and hardware, licenses, financial/accounting software, IT budgets, etc.) with Parent’s IT following the Closing, the Shareholders shall cause the Company to provide Parent and its agents, employees and representatives reasonable access, at any time during normal business hours from the date hereof through the Closing Date, to the Company’s IT inventory and the Company’s personnel responsible for such IT inventory.

5.2           Confidentiality.  Each of the parties hereto hereby agrees to keep confidential all information or knowledge obtained in any investigation or activities pursuant to Section 5.1, or pursuant to or in connection with the negotiation and execution of this Agreement, the Ancillary Agreements or the effectuation of the transactions contemplated hereby or thereby (“Confidential Information”); provided, however, that the foregoing obligation shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law by the party with the information or knowledge, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed pursuant to Section 5.6 or by order of court or government agency with subpoena powers (provided, that such party shall first give the other party prior notice of such order and a reasonable opportunity to object to such compelled disclosure or take other available action to protect the confidentiality of the otherwise Confidential Information) or (f) is developed independently by either party without reference to, or specific knowledge of, the other parties’ Confidential Information.

5.3           Public Disclosure.  Unless otherwise required by law or other rules or provisions binding on a party (including stock exchange rules and requirements), no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by a party or any of its directors, officers, Shareholders, employees, agents, consultants, advisors or other representatives without the prior written consent of the other parties hereto.  The parties acknowledge and agree that it is their mutual intent to issue a joint press release announcing the transaction and to that end will in good faith agree to mutually acceptable text for such press release.  Thereafter, to the extent that a party issues a press release with respect to the execution of this Agreement or the transactions contemplated hereby, such party shall provide the other parties a reasonable opportunity to review such release in advance, but such other parties shall have no approval rights with respect to the scope or substance of such subsequent releases to the extent the matters included are factually accurate and do not disclose any Confidential Information.

5.4           Consents.  The Shareholders shall cause the Company to obtain all requisite consents, waivers and approvals under any of the Material Contracts as may be required in connection with the transaction contemplated hereby or by the Ancillary Agreements so as to preserve all rights of, and benefits to, the Company thereunder at all times prior to the Closing and to ensure that after the Closing the Company at all times retains all rights and benefits previously available to the Company prior to the Closing Date.

5.5           Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other legal or other impediments or delays, in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and secure to the parties hereto the benefits contemplated hereby and thereby.

5.6           Notification of Certain Matters.  During the period from the date hereof through the Closing Date, the Shareholders shall give prompt notice to Parent of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Shareholders contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date or any failure of the Company or the Shareholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company or the Shareholders hereunder.  During the period from the date hereof through the Closing Date, Parent shall give prompt notice to the Shareholder Agent of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date or any failure of the Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.6 shall not act as a waiver of or limit or otherwise affect any remedies available to the party receiving such notice by virtue of the events or circumstances referenced in such notice.

5.7.          Release.  From and after the Closing Date, each Shareholder finally and forever releases Purchaser, Parent and the Company, and their respective successors, assigns, officers, directors, agents, servants, employees and all Affiliates and subsidiaries, past and present, of Purchaser, Parent and the Company (the “Releasees”) from each and every agreement, commitment, indebtedness, obligation and claim of every nature and kind whatsoever, known or unknown, suspected or unsuspected (each, a “Claim” and collectively, the “Claims”) that (A) such Shareholder may have had in the past, may have as of the date hereof or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against any of the Releasees and (B) has arisen or arises directly out of, or relates directly to, such Shareholder’s interest as a shareholder, director, officer and/or employee of the Company, except (1) such Claims as are contemplated by this Agreement, (2) Claims for indemnification that such Shareholder may have under the Company’s articles of associate or equivalent organizational or governing documents or (3) Claims arising out of or in connection with the employment relationships between the Key Employees and the Company (such Claims being the “Released Claims”).  Each Shareholder acknowledges his, her or its understanding that the facts in respect of which this release is given may hereafter be determined to be other than or different from the facts now known or believed by such Shareholder, and such Shareholder hereby accepts and assumes the risks of the facts being different and agrees that this release shall be and remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts.  The parties hereto intend that the provisions regarding the Released Claims be construed as broadly as possible, and incorporate herein similar federal, national, state, foreign or other laws, all of which, with respect to the Released Claims, are similarly waived by each Shareholder.

5.8           Director Discharge.  Parent and the Purchaser shall cause the Company and its subsidiaries (provided that the (at such time appointed) auditors do not disapprove (Sw avstyrker)) to take a decision to grant discharge or otherwise cause the discharge of the members of the board of directors of the Company and its subsidiaries that are and that have been in office prior to the Closing Date from their personal liability for the period prior to the Closing Date on the next annual general meeting in the Company and the subsidiaries. Parent and the Purchaser hereby waive the right to claim any amount of indemnification from such members of the board of directors of the Company and the Subsidiaries with respect to any acts or omissions of such individuals prior to the Closing Date  (provided that the (at such time appointed) auditors have not disapproved (Sw avstyrkt) discharge of the personal liability in accordance with the aforesaid).

5.9           Preemptive Rights.  Each Shareholder hereby waives any and all preemptive rights, rights of first refusal or other rights to acquire Shares of the Company pursuant to the Shareholders’ Agreement, the articles of association of the Company, Swedish law or otherwise.

ARTICLE VI

CONDITIONS TO THE CLOSING

6.1           Conditions to Obligations of Each Party.  The respective obligations of each party to this Agreement to effect the transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or mutual waiver of the following conditions at or prior to the Closing:

(a)           No Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby or in the Ancillary Agreements shall be in effect, nor shall there be any pending proceeding brought by any Governmental Entity seeking any of the foregoing, nor any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby or in the Ancillary Agreements, which makes the consummation of any such transaction illegal.

(b)           No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transaction contemplated hereby or in the Ancillary Agreements illegal or otherwise taken any action to prohibit consummation of such transactions.

6.2           Additional Conditions to Obligation of the Shareholders.  The obligations of the Shareholders to consummate the transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing (all of which are for the benefit of the Shareholders and may only be waived by the Shareholders in writing if not satisfied):

(a)           Representations, Warranties and Covenants.  The representations and warranties of Parent and Purchaser in this Agreement shall be true and correct in accordance with their terms as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date or time (which shall remain true and correct as of such particular date or time), and each of Parent and Purchaser shall have observed, performed and complied with, in all material respects, all covenants, obligations and conditions of this Agreement required to be observed, performed and complied with by Parent and Purchaser at or prior to the Closing Date.

6.3           Additional Conditions to the Obligations of Parent and Purchaser.  The obligations of Parent and Purchaser to consummate the transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing (all of which are for the benefit of Parent and Purchaser and may only be waived by Parent in writing if not satisfied):

(a)           Representations, Warranties and Covenants.  The representations and warranties of the Shareholders in this Agreement shall be true and correct in accordance with their terms as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), and the Shareholders shall have observed, performed and complied with, in all material respects, all covenants, obligations and conditions in this Agreement required to be observed, performed and complied with by the Company and the Shareholders at or prior to the Closing.

(b)           No Company Material Adverse Effect.  There shall not have occurred any Company Material Adverse Effect since the date of execution of this Agreement.

(c)           Employment Agreements.  The Shareholders shall have delivered to Parent an executed Employment Agreement, in the form attached as Exhibit A, from each of Kristofer Arwin, Martin Alexanderson and Magnus Wiberg (the “Key Employees”).

(d)           Governmental and Third Party Consents.  Any and all consents, waivers, and approvals required to be obtained by the Company, Parent and Purchaser from any Governmental Entities or other persons prior to or as a result of the consummation of the transactions contemplated hereby or by the Ancillary Agreements shall have been obtained (including those required under any Material Contracts as specified in Section 5.4 and the Requisite Consents).

(e)           Delivery of Certificates and Shareholders’ Register.  Shareholders holding 100% of the outstanding Shares shall have delivered original Certificates representing all Shares, duly endorsed in blank, an updated shareholders’ register of the Company’s share pursuant to which Purchaser has been entered as owner of the Shares and such other documents and instruments as may be reasonably requested by Parent.

(f)            No Injunctions or Restraints on Conduct of Business by Parent.  No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal or regulatory restraint or provision challenging Parent’s proposed acquisition of Company, or limiting or restricting Parent’s conduct or the operation of the business of Company (or Parent’s business following the Closing) shall be in effect, nor shall there be any pending or threatened proceeding brought by any person or any Governmental Entity seeking any of the foregoing.

(g)           Resignation Letters.  Parent shall have received resignation letters from all members of the Board of Directors of the Company and each of the subsidiaries nominated by the Shareholders, which letters will include a statement that no such board member has any claims whatsoever against the Company or its subsidiaries, as applicable.

(h)           Audit Report.  Parent shall have received an audit report for the Company for the period ended April 30, 2004, duly executed by the auditors of the Company and the directors of the Company.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION AND ESCROW

7.1           Survival of Representations and Warranties.  All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the one –year anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 2.34 shall survive until the five-year anniversary of the Closing Date.  Nothing in this Section 7.1 shall effect the provisions regarding the termination and distribution of the Warranty Escrow Fund in Section 7.2(d).  No claim under this Agreement may be brought by Parent or Purchaser against a Shareholder unless the

Shareholder Agent shall have received from Parent or Purchaser written notice containing such details as may be reasonably available to Parent or Purchaser as to the nature and the estimated amount of the claim within three months of such party becoming aware of the Losses.

7.2           Indemnity and Escrow Arrangements.

(a)           Indemnification.

(i)            Each Shareholder hereby agrees to jointly and severally indemnify and hold harmless Parent and its affiliates, by way of a reduction of the Purchase Price or the repayment of a portion of the Purchase Price, as the case may be, from and against any and all claims, losses, costs, expenses, liabilities, judgments, fines, awards, penalties, sanctions or other damages, including any settlement costs, reasonable attorneys’ fees, and interest at a rate of 3% annually on any cash disbursements made by Parent or its affiliates in connection with any of the foregoing (any and all such amounts, collectively, “Losses”) which Parent or any of its affiliates suffers or incurs by reason, directly or indirectly, of:

(A)          any inaccuracy in or breach by the Shareholders of any representation, warranty, covenant or agreement of the Shareholders contained herein or in any Ancillary Agreement or any document or instrument delivered pursuant hereto or thereto (other than with respect to the several representations and warranties of each Shareholder provided in Section 2.33 through Section 2.36);

(B)           any misrepresentation by the Shareholders made in or pursuant to this Agreement (other than with respect to the several representations and warranties of each Shareholder provided in Section 2.33 through Section 2.36);

(C)           any inaccuracy in the calculation, or the actual amount, of the Working Capital;

(D)          any costs of enforcing this Agreement and any rights and remedies available to Parent hereunder or at law;

(E)           any Pre-Closing Taxes (as defined in Section 7.2(l));

(F)           any claims made by a Shareholder in violation of Section 1.4(c).

(ii)           In addition, each Shareholder, hereby agrees to severally, but not jointly, indemnify and hold harmless Parent and its affiliates from and against any and all Losses which Parent or any of its affiliates suffers or incurs by reason, directly or indirectly, of (A) any inaccuracy in or breach by such Shareholder of any representation, warranty, covenant or agreement of such Shareholder contained in Section 2.33 through Section 2.36 and (B) any misrepresentation by such Shareholder made in or pursuant to Section 2.33 through Section 2.36.

(iii)          For purposes of this Article VII “Losses” also shall include a reasonable amount of legal fees and costs to be advanced to Parent in connection with defending against actions or claims by third parties.  Such legal costs and expenses are expressly authorized to be advanced to Parent reasonably in advance of Parent actually incurring such Losses; provided, however, that Parent shall promptly refund to the Escrow Fund or the Shareholders, as applicable, any amounts so advanced and not subsequently applied for such purposes.

(b)           Warranty Escrow Fund.  At the Closing, without any act of any Shareholder and on behalf of the Shareholders, Purchaser will deposit the Escrow Amount into an escrow account with Skandinaviska Enskilda Banken AB (publ.), a bank duly incorporated and organized under the laws of Sweden, as escrow agent (the “Warranty Escrow Agent”), such deposit to establish and constitute the Warranty Escrow Fund.  The Warranty Escrow Fund shall be governed by the terms set forth in this Section 7.2 and by the Warranty Escrow Agreement and shall be maintained at the Shareholders’ joint and several cost and expense.  The Warranty Escrow Amount shall be deposited into an interest bearing account and any interest earned thereon shall be added to the Warranty Escrow Fund and available to cover Losses of Parent and its affiliates hereunder or to be paid to the Shareholders or Consideration Escrow Agent, as the case may be.  Any such interest earned on the cash in the Warranty Escrow Fund shall be applied first to pay any fees, costs and expenses of the Warranty Escrow Agent and maintaining and disbursing the Warranty Escrow Fund and otherwise will be treated for all tax purposes as income of the party or parties to whom such cash ultimately is distributed (subject to subparagraph (d) below).

(c)           Recourse to the Escrow Fund; Limitations.

(i)            Parent, on behalf of itself and its affiliates, shall be entitled to withdraw cash from the Escrow Amount (and any interest thereon) to compensate Parent and its affiliates for any Losses which Parent or any of its affiliates suffers or incurs, as provided above.  Notwithstanding this Article VII or anything to the contrary herein, nothing in this Agreement shall limit or waive the liability of the Shareholders for any Losses or damages incurred or sustained by Parent if the transactions contemplated hereby do not close, and, in such event, the initial establishment and availability of the Warranty Escrow Fund provided herein shall not in any way limit or act as a waiver of any other rights or remedies available to Parent and its affiliates hereunder or at law or in equity, all of which are cumulative and not exclusive.  Parent may not receive any amounts from the Warranty Escrow Fund unless and until Parent delivers an Officer’s Certificate (as defined in subparagraph (e) below) to the Warranty Escrow Agent identifying the nature and amount of Losses being asserted, as described in subparagraph (e) below.

(ii)           Except in the case of (A) indemnification under Sections 7.2(a)(i)(C), (E) or (F) or Section 7.2(a)(ii), (B) Losses arising out of or in connection with a breach of the representations in Sections 2.1, 2.2, 2.4 and 2.19 and (C) as provided in clause (iv) below, no Shareholder shall have any obligation to indemnify Parent under Section 7.2(a)  unless and until the aggregate of all Losses suffered by Parent and its affiliates hereunder exceeds $300,000, whereupon the Shareholders shall be liable to indemnify Parent and its affiliates for the amount of all Losses incurred by Parent and its affiliates.

(iii)          Except in the case of (A) indemnification under Section 7.2(a)(i)(F) or Section 7.2(a)(ii) and (B) as provided in clause (iv) below, Parent’s sole and exclusive recourse for Losses recoverable pursuant to this Article VII shall be the Escrow Amount (and any interest thereon).

(iv)          The liability for each Shareholder with respect to any Losses shall be limited to such Shareholder’s Proportionate Interest of such Losses, whether paid from the Warranty Escrow Fund or otherwise, and Parent shall not be entitled to recover Losses from any Shareholder in excess of the portion of the Purchase Price ultimately received by such Shareholder.  Nothing herein shall limit any Shareholder’s obligations to Parent or Purchaser, as the case may be, for Losses incurred by Parent or Purchaser, as the case may be, resulting solely from fraud, intentional misrepresentation or actual concealment (collectively Sw. svek or bedrägeri) as described in clause 30 of the Swedish Contracts Act (Sw. Avtalslagen) or in Ch. 9 § 1 of the Swedish Criminal Code (Sw. Brottsbalken) committed by such Shareholder.

(v)           No claim shall be brought by Parent, Purchaser or the Company or its subsidiaries against a Shareholder, nor shall a Shareholder be liable to Parent, Purchaser or the Company or its subsidiaries, as the case may be, for a claim (A) to the extent that Parent had “knowledge” of the breach underlying such claim; provided, that, for the purposes of this Section 7.2(c)(v)(A), Parent shall be deemed to have “knowledge” only of those items expressly and specifically set forth on the Company Schedule and with respect to the Due Diligence Material as set forth in the preamble to Article II; provided further that this clause (A) shall not apply with respect to Sections 7.2(a)(i)(C), (E) or (F), (B) related to any Loss that occurs as a result of any legislation that takes effect retrospectively or any legislation not in effect as of the Closing Date, (C) related to any consequential, indirect, special or incidental damages or loss of profits, (D) to the extent a specific reserve has been provided with respect to such on the Financials Statements and the Losses in connection with such claim have not been first applied against such reserve or (E) related to any Losses suffered by Parent or the Purchaser that are not in connection with Sections 2.33 through 2.36 or resulting from third party claims directed toward Parent or the Purchaser.  In addition, no Shareholder shall be liable to Parent, Purchaser or the Company or its subsidiaries, as the case may be, for Losses for which funds are recovered pursuant to insurance policies of the Company in effect and fully paid for as of the Closing Date.

(d)           Termination and Distribution of Warranty Escrow Fund.  The Warranty Escrow Fund shall terminate on the one –year anniversary of the Closing; provided, however, that such portion of the Warranty Escrow Fund, which in the reasonable judgment of Parent is necessary to cover any unsatisfied or disputed Losses specified in any Officer’s Certificate delivered to the Warranty Escrow Agent at or prior to termination of the Warranty Escrow Fund shall remain in the Warranty Escrow Fund (and the Warranty Escrow Fund shall remain in existence) until all such claims have been satisfied or resolved.  As soon after the scheduled expiration of the Warranty Escrow Fund as all claims for Losses have been satisfied or resolved, the Warranty Escrow Agent shall deliver the remaining portion of the Warranty Escrow Fund to the Shareholders in accordance with their respective Proportionate Interests therein; provided that, in the event that Losses with respect to the indemnification under Section 7.2(a)(ii) are recovered by Parent or its affiliates from the Escrow Amount, such amounts shall be credited solely against amounts, if any, otherwise payable from the Escrow Amount to the Shareholder severally liable for such Losses.  Parent and its affiliates shall have no obligations or responsibilities with respect to taxable income earned on cash amounts in the Warrant Escrow Fund, and any Taxes with respect to such income shall be the sole responsibility of the Shareholders.

(e)           Claims Upon Warranty Escrow Fund.  With respect to any claims made by Parent against the Warranty Escrow, Parent shall act reasonably and in good faith.  In order to make a claim for Losses pursuant to this Article VII, Parent shall deliver to Warranty Escrow Agent and Shareholder Agent a certificate signed by any authorized officer of Parent (an “Officer’s Certificate”): (i) stating that Parent has paid, suffered or properly accrued or reasonably anticipates that it will pay, suffer or accrue Losses; (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, suffered or accrued, or the basis for such anticipated Losses; (iii) the nature of the Losses to which such item is related; and (iv) the amount of Losses Parent seeks from the Warranty Escrow Fund; provided, however, that the sources of recovery specified by Parent as provided in clause (iv) shall not be irrevocable, and Parent may seek recovery from different sources or different amounts by a written supplemental notice to the Warranty Escrow Agent and Shareholder Agent.  Parent shall not be estopped by any estimate it may make of the amount of any anticipated or actual Losses claimed in any Officer’s Certificate, or the bases therefor, and Parent may submit amendments to any Officer’s Certificate, or additional Officer’s Certificates, in the event that actual or anticipated Losses, or the bases therefor, subsequently change or are determined to be different than represented in an Officer’s Certificate previously delivered.  Immediately upon receipt of such Officer’s Certificate, the Warranty Escrow Agent shall set aside an amount in the Warranty Escrow Fund equal to the aggregate amount of Losses claimed from the Warranty Escrow Fund in the Officer’s Certificate.  The Warranty Escrow Agent shall not distribute any amounts to Parent ( other than amounts advanced to Parent for legal costs and expenses pursuant to Section 7.2(a)(iii) above) out of the Warranty Escrow Fund for fifteen Business Days after the date of the Officer’s Certificate, unless Shareholder Agent authorizes the Warranty Escrow Agent to make such distribution.

(f)            Objections to Claims.  The Warranty Escrow Agent shall distribute to Parent from the Warranty Escrow Fund the full amount of actual Losses claimed in the Officer’s Certificate immediately after the fifteen Business Day waiting period specified in Section 7.2(e) expires (or at such earlier date as the Shareholder Agent may authorize), unless prior to such time the Shareholder Agent delivers a good faith, written objection to the claim made in the Officer’s Certificate (a “Notice of Dispute”) to the Warranty Escrow Agent with a copy to Parent.  The Notice of Dispute must include a reasonably detailed description of the basis of the objection, as well as the amount of Losses, if any, which the Shareholder Agent is not disputing.  Any undisputed Losses immediately shall be paid by the Warranty Escrow Agent.  If the Shareholder Agent does not timely deliver a Notice of Dispute (or such Notice of Dispute does not reasonably describe the basis of the objection), the Shareholder Agent shall be deemed to have irrevocably approved and consented to the payment of all Losses specified in the Officer’s Certificate (including any anticipated Losses, which will be deemed irrevocably by Shareholder Agent approved and shall be paid by the Warranty Escrow Agent or otherwise paid promptly upon their actual incurrence).  The Warranty Escrow Agent and Parent shall be entitled to rely on and act in accordance with any written or deemed approval and consent of the Shareholder Agent in immediately distributing the amount of any actual Losses claimed in a specific Officer’s Certificate (and in subsequently distributing amounts to cover any anticipated Losses upon occurrence), even if the Shareholder Agent subsequently objects to or disputes the nature or amount of Losses.  At such time as the Escrow Fund has been depleted, all Shareholders automatically shall cease to have any claim on any portion of the Escrow Fund.

(g)           Resolution of Conflicts.

(i)            If the Shareholder Agent timely and properly delivers a Notice of Dispute, the Shareholder Agent and Parent shall attempt in good faith to agree upon the rights and responsibilities of the respective parties with respect to such Losses, unless the amount of such Losses relates to third party claims that are the subject of an ongoing proceeding before a court, arbitrator or Governmental Entity and remain to be definitively determined (in which case, Parent shall be entitled to periodically make a claim for any Losses associated with such proceeding (including an advance of legal fees and settlement costs), in addition to seeking recovery for the aggregate amount of actual Losses once determined, less any amounts previously paid during the pendency of the proceeding).  If the Shareholder Agent and Parent should agree as a result of their good faith efforts as to the appropriate amount and treatment of such Losses, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Warranty Escrow Agent (to the extent the Losses are to be paid from the Warranty Escrow Fund).  The Warranty Escrow Agent shall be entitled to rely on and act in accordance with any such memorandum and promptly shall distribute to Parent the specified amounts from the Warranty Escrow Fund (to the extent paid therefrom) to the extent consistent with the terms thereof.

(ii)           If no agreement can be reached after good faith negotiation, either Parent or the Shareholder Agent may initiate a proceeding pursuant to Section 9.8 hereto to seek enforcement of its rights or resolution of the dispute under this Section 7.2.  The Warranty Escrow Agent and Parent shall be entitled to act in accordance with any resulting arbitration award and make or withhold payments out of the Warranty Escrow Fund, as applicable, in accordance with any final arbitration award rendered pursuant to Section 9.8 hereto.

(h)           Appointment of Shareholder Agent; Power of Attorney.

(i)            Immediately upon the execution of this Agreement and without further act of any Shareholder, Spark Investors AB shall be appointed as the agent and attorney-in-fact (such person, and any successor or replacement thereof as provided below, the “Shareholder Agent”) for each Shareholder, with Andrew B. Caruthers as the contact individual at Spark Investors AB.  The Shareholder Agent shall be authorized, for and on behalf of all such Shareholders, to give and receive notices and communications, to authorize the distribution to Parent of monies from the Escrow Fund in satisfaction of claims for Losses by Parent, to object to such distributions, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions necessary or appropriate in the judgment of the Shareholder Agent to accomplish the foregoing.  Such agency may be changed by the holders of a majority of the Proportionate Interests from time to time upon not less than thirty (30) days prior written notice to the Parent certifying that the Shareholder Agent has been removed by the requisite vote or consent of such Shareholders, specifying the percentage of all Proportionate Interests so voted or consenting and specifying the substitute Shareholder Agent appointed by such Shareholders.  No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive any compensation for its services.  Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the Shareholders.

(ii)           The Shareholder Agent has a duty to act in good faith at all times, but shall not have any other duties or obligations towards Parent, Purchaser or the Company and its subsidiaries.  The Shareholders agree to jointly and severally indemnify the Shareholder Agent and hold the Shareholder Agent harmless against any Losses incurred by the Shareholder Agent (including reasonable fees and expenses of any legal counsel retained by the Shareholder Agent) arising out of or in connection with the acceptance or administration of the Shareholder Agent’s duties hereunder, unless such Losses directly result from the gross negligence, willful misconduct or bad faith of the Shareholder Agent.  Subject and subordinate in every respect to the prior right of Parent to make claims for Losses, Shareholder Agent shall have the right to recover from the Escrow Fund prior to any distribution to the Shareholders any reasonable fees, costs and expenses reasonably paid or incurred by the Shareholder Agent in acting as the Shareholder Agent hereunder; provided, however, that the Shareholder Agent may not recover any such amounts until the first anniversary of the Closing Date and only then to the extent that there are no claims for Losses asserted by Parent that remain unsatisfied or are pending resolution.

(i)            Actions of the Shareholder Agent.  Any decision, act, consent or instruction of the Shareholder Agent shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each of such Shareholders.  The Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each and every such Shareholder.  The Escrow Agent, the Company and Parent hereby are relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

(j)            Third-Party Claims.  If Parent becomes aware of any third-party claim which Parent believes may result in a claim for Losses against the Escrow Fund, Parent shall promptly notify the Shareholder Agent of such claim, and the Shareholder Agent shall be entitled, at its sole cost and expense without reimbursement from the Escrow Fund, to participate in any defense of such claim.  Parent shall reasonably consult with the Shareholder Agent prior to the settlement of any such claim and discuss with the Shareholder Agent in good faith any input regarding the claim and potential settlement the Shareholder Agent may have prior to any settlement (in each case, to the extent the terms thereof are not subject to a confidentiality agreement with the claimant).  After such consultation (or in the event that Parent is prohibited from consulting or the Shareholder Agent elects not to consult with Parent), Parent shall have the right to settle any such claim, even if the terms thereof are inconsistent with those proposed or advocated by the Shareholder Agent, so long as Parent makes such settlement reasonably and in good faith.  The settlement of any such third party claim shall be determinative of the amount of any claim for Losses against the Escrow Fund.  If the Shareholder Agent consents to the general economic terms of such settlement (such consent not to be unreasonably delayed, conditioned or withheld) or elected not to consult with Parent with respect to any such settlement, no Shareholder shall have any power or authority to object under any provision of this Article VII to the settlement or the amount of any claim for Losses by Parent against the Escrow Fund or otherwise with respect to such settlement to the extent the amount of Losses claimed are consistent with the terms of such settlement.

(k)           Warranty Escrow Agent’s Duties.

(i)            The Warranty Escrow Agent shall hold and safeguard the Warranty Escrow Fund during its existence, shall treat such fund as a trust fund in accordance with the terms of this Agreement, and shall hold, make distributions from and dispose of the Warranty Escrow Fund only in accordance with the terms hereof.  The Warranty Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Warranty Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Warranty Escrow Agent to be genuine and to have been signed or presented by the proper party or parties.

(ii)           The Warranty Escrow Agent hereby is expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only joint orders by Parent and Shareholder Agent and orders or process of arbitration tribunals, courts of law or Governmental Entities, and hereby is expressly authorized to comply with and obey orders, judgments or decrees of any arbitration tribunals or Governmental Entities with respect to the Warranty Escrow Fund or the Warranty Escrow Agent’s duties.  In case the Warranty Escrow Agent obeys or complies in good faith with any such order, judgment or decree of any arbitration tribunal, court of law or Governmental Entity, the Warranty Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such good faith compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

(iii)          The Warranty Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)          The Warranty Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Warranty Escrow Agent.

(v)           If any dispute or controversy arises between the parties to this Agreement with respect to the matters set forth in this Section 7.2¸ the Warranty Escrow Agent shall not be required to determine or decide the dispute or controversy or to take any action regarding the same.  The Warranty Escrow Agent may in such event hold all documents and cash in the Warranty Escrow Fund and may wait for the settlement of any such dispute or controversy through appropriate final legal proceedings.  The Warranty Escrow Agent is authorized to deposit with the clerk or other authorized agent of the court all documents and cash amounts involved in the dispute or controversy at issue.  Upon making such deposit with the court, the Warranty Escrow Agent shall be fully released and discharged of and from any obligations with respect to the documents, cash or other matters deposited which are subject or relate to the dispute or controversy.

(l)            For purposes of this Agreement:

(i)            In determining whether there has been a breach of or inaccuracy of a representation in Section 2.8, the effect of any disclosure in the Company Schedule with respect to any or all such representations shall be disregarded; and

(ii)           “Pre-Closing Taxes” and Losses relating or with respect thereto shall mean (A) all Taxes for which the Company could be held liable that are due with respect to periods ending on or prior to the Closing Date, (B) all Taxes of the Company that are due with respect to periods (“Straddle Periods”) that include but do not end on the Closing Date to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date, (C) all fees, costs, penalties, and other expenses incurred in preparing and filing all Tax Returns with respect to any taxable period beginning prior to the Closing Date, and (D) other Losses incurred with respect to amounts described in clauses (A) through (C) of this sentence.  Taxes attributable to the portion of the Straddle Period ending at the close of business on the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Straddle Period shall be allocated to the period ending on the close of business on the Closing Date on a “closing of the books basis” by assuming that the books of the Company were closed at the close of business on the Closing Date.  However, (x) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and (y) periodic taxes such real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

ARTICLE VIII

TERMINATION, EXPENSES, AMENDMENT AND WAIVER

8.1           Termination.  Except as provided in Section 8.2 below, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)           by mutual consent of the Shareholder Agent and Parent.

(b)           by Parent:

(i)            if Parent is not then in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Shareholders; or

(ii)           if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity, which would:  (A) prohibit Parent’s ownership or operation of all or any portion of the business, assets or properties of the Company or (B) compel Parent to dispose of or hold separate all or any portion of the business, assets or properties of Parent or the Company as a result of or after the Closing.

(c)           by Parent or the Shareholders if:

(i)            the Closing has not occurred by September 30, 2004;

(ii)           there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or

(iii)          there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would prohibit the transactions contemplated hereby or make consummation of such transactions illegal; or

(d)           by the Shareholders if the Company and the Shareholders are not then in material breach of their obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Purchaser.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.  Notwithstanding anything in this Section 8.1 to the contrary, neither Parent nor the Shareholders may terminate this Agreement if such party is in material breach of its obligations hereunder and the Closing does not occur as a direct or indirect result of such material breach.

8.2           Effect of Termination.  If this Agreement is terminated pursuant to this Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser, the Company, their respective officers, directors or stockholders or the Shareholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; provided, further, that the provisions of Sections 5.2, 5.3, 8.2, 8.3 and Article IX of this Agreement and the definitions of any defined terms used in such provisions shall remain in full force and effect and survive any termination of this Agreement.

8.3           Fees and Expenses.  Except as expressly provided otherwise herein in Section 1.6, whether or not the Closing occurs, all fees and expenses incurred in connection with transactions contemplated hereby including all legal, accounting, financial advisory (including all fees payable to Eagle One Capital Limited, an advisor of the Company), consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

8.4           Amendment.  Except as otherwise required by Applicable Law, this Agreement may be amended by the parties hereto at any time pursuant to a written instrument executed by the Company, Parent, Purchaser and the Shareholder Agent.

8.5           Extension; Waiver.  At any time prior to the Closing Date, Parent and Purchaser, on the one hand, and the Shareholders, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if in writing and signed by an authorized agent of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1           Notices.  All notices and other communications hereunder shall be in writing and deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address as a party from time to time may specify by like notice):

(a)           if to Parent or Purchaser, to:

ValueClick, Inc.
4353 Park Terrace Drive
Westlake Village, CA 91361
Attention:  Samuel J. Paisley, Chief Financial Officer
Facsimile No.: (818) 575-4508

with a copy (which shall not constitute notice) to Parent’s counsel:

Gibson Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Bradford P. Weirick, Esq.
Facsimile No.: (213) 229-6765

and

Advokatfirman Vinge KB
P.O. Box 1703
111 87 Stockholm, Sweden

Attention: Fredrik von Baumgarten
Facsimile No.: 46 8 614 3190

(b)           if to the Shareholders, to the addresses set for on the signature pages hereto:

with a copy (which shall not constitute notice) to the Company’s counsel:

Wistrand Advokatbyra
World Trade Center, Klarabergsviadukten 70, D:6
Box 70393
107 24 Stockholm, Sweden

Attention:  Jesper Grünbaum
                  Niklas Larsson

Facsimile No.:  46 8 50 73 00 00

(c)                                  if to Shareholder Agent, to:

Spark Investors AB
c/o Andrew B. Caruthers, New Media Sparks plc
33 Glasshouse Street

London W1B5DG England
Facsimile No.:  44 207 851 7770

(d)           if to the Escrow Agent, to:

the address specified in writing by the Escrow Agent upon appointment and provided to the parties hereto.

with copies to:

the Company’s counsel and Parent’s counsel at the addresses above.

9.2           Interpretation.  Unless the context clearly indicates otherwise, (a) words of any gender include each other gender, (b) words using the singular number include the plural, and vice versa, (c) the terms “hereof,” “herein,” “hereby,” and derivate or similar words refer to this Agreement as a whole and not to any particular Article, Section or subsection, (d) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and (e) references to “person” include any individual, corporation, limited or general partnership, association, proprietorship, limited liability company, joint venture, trust, other business organization or Governmental Entity.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3           Counterparts.  This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.  This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

9.4           Entire Agreement; Assignment.  This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the respective subject matters hereof and thereof and supersede in their entirety any prior or contemporaneous oral or written discussions, negotiations, agreements or understandings between or among the parties with respect to such subject matter (other than the Mutual Non-Disclosure Agreement dated May 13, 2004 executed by the Company, Parent and certain of the Shareholders, which shall continue in accordance with the terms thereof); (b) are not intended to and shall not confer upon any other person (including, those persons listed on any exhibits or schedules attached hereto or any Shareholders of the Company) any rights or remedies hereunder; and (c) may not be assigned by operation of law or otherwise without the prior written consent of each other party hereto, and any purported assignment in violation of this requirement shall be null and void ab initio.  Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of, and is enforceable by, the respective parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

9.5           Severability.  If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the express intent of the parties hereto.  The parties further agree that any such void or unenforceable provision of this Agreement shall be deemed replaced with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6           Remedies; Exercise of Rights.  The remedy provided in Section 7.2(a) in case of a breach of this Agreement by the Shareholders shall be exclusive and hence it is specifically agreed that no remedy whatsoever under the Sale of Goods Act (Sw Köplagen (1990:931)) or under any other statute, law or legal principle, including, without limitation, the right to rescind this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, shall be available to Parent or Purchaser, except (a) nothing herein shall limit any Shareholder’s obligations to Parent or Purchaser, as the case may be, for Losses incurred by Parent or Purchaser, as the case may be, resulting solely from fraud, intentional misrepresentation or actual concealment (collectively Sw. svek or bedrägeri) as described in clause 30 of the Swedish Contracts Act (Sw. Avtalslagen) or in Ch. 9 § 1 of the Swedish Criminal Code (Sw. Brottsbalken) committed by such Shareholder and (b) as provided in Section 9.9.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof (or failure to exercise) preclude any other, further or fuller exercise thereof or the exercise of any other right, power or privilege.

9.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Sweden, without giving effect to its conflicts or choice of law principles.

9.8           Jurisdiction and Venue; Attorney’s Fees.  Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity of the Agreement, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce and each party hereto hereby unconditionally and irrevocably submits and consents to the exclusive jurisdiction of the arbitration tribunal appointed in accordance therewith.  The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.  The parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential.  This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other party.  This notwithstanding, a party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other party in connection with the dispute, or if such a right exists pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.  In addition to any recovery to which a party may be entitled hereunder, the prevailing party in any arbitration hereunder shall be entitled to reasonable attorney’s fees and costs incurred in connection with such arbitration as determined by the arbitrators.

9.9           Specific Performance.  The parties acknowledge and agree that any failure of any party to perform its agreements and obligations hereunder or contemplated hereby prior to the Closing Date will cause irreparable injury to the other parties, for which damages, even if available, will not provide an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations prior to the Closing Date and to the granting by any court of the remedy of specific performance of its obligations hereunder prior to the Closing Date.

9.10         Rules of Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement and each Ancillary Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the applicable Ancillary Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof or thereof.  Accordingly, each party understands and agrees that the common law principles of construing ambiguities against the drafter shall have no application to this Agreement or any Ancillary Agreement.  Each party hereto acknowledges and agrees that such party has had a full and complete opportunity to review this Agreement and each Ancillary Agreement, to make suggestions or changes to their terms and to seek independent legal and other advice in connection herewith and therewith.

9.11         Parent Guarantee.  In its capacity as the owner and sole stockholder of Purchaser, Parent hereby unconditionally and irrevocably guarantees as for its own obligations and debt (Sw proprieborgen; såsom för egen skuld) all obligations of Purchaser under this Agreement and the Ancillary Agreements and the payment of all sums, of whatever nature, payable now or in the future hereunder by Purchaser.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

VALUECLICK, INC.
SHAREHOLDER AGENT
By:
SPARK INVESTORS AB	Name:
Title:
By:
Name:
Title:

Address:

PRICERUNNER HOLDING AB

By:
Name:
Title:

SHAREHOLDERS:

KRISTOFER ARWIN	MAGNUS WIBERG

Address:	Address:

MARTIN ALEXANDERSON	SPARK INVESTORS AB

Address:	By:
Name:
Title:

Address:

NORTHZONE VENTURES IV KS	TDC A/S

By:	By:
Name:	Name:
Title:	Title:

Address:	Address:

3I GROUP PLC	NEGOCIATEUR SARL

By:	By:
Name:	Name:
Title:	Title:

Address:	Address:

PÄR-JÖRGEN PÄRSSON	DANIEL SHISHOO

By:	Address:
Name:
Title:

Address:

PAVILLION LIFE INSURANCE COMPANY LTD.	KRISTER NILSSON

By:	Address:
Name:
Title:

Address:

TIM TODREAS	MATTIAS LOFSTROM

Address:	Address:

CARL MAGNUS HOLFVE	CREDIT SUISSE LIFE AND PENSIONS (BERMUDA) LTD

By:
Address:	Name:
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